                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-32713

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 4, 1997)

                                2,750,000 SHARES

                             (WINSTON HOTELS LOGO)

                                  COMMON STOCK

                            ------------------------

     We are offering 2,750,000 shares of our common stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "WXH." The last reported sale price of our common stock on the New York Stock Exchange on March 19, 2002 was $9.06 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            ------------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................   $9.000     $24,750,000
Underwriting discounts and commissions......................   $0.495     $ 1,361,250
Proceeds, before expenses, to us............................   $8.505     $23,388,750

                            ------------------------

     We have granted the underwriters a 30-day option to purchase up to 412,500 additional shares of our common stock to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters expect to deliver the shares against payment on or about March 25, 2002.

                            ------------------------

RAYMOND JAMES                                               BB&T CAPITAL MARKETS

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 19, 2002.

                          FORWARD-LOOKING INFORMATION

     This prospectus supplement, the accompanying prospectus and the information incorporated by reference into them contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends," "plans," "projects," "will continue" and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption "Risk Factors" beginning on page S-7 of this prospectus supplement and the various other factors identified in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

     Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements or the "Risk Factors" beginning on page S-7, or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the "Risk Factors" section of this prospectus supplement may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.

                              CERTAIN DEFINITIONS

     Unless otherwise indicated, the terms "WHI," "Winston," "we," "us," "our" or "our company" refer to Winston Hotels, Inc. and its subsidiaries, including WINN Limited Partnership.

     Unless otherwise indicated, the phrases "as adjusted" or "on an as adjusted basis" refer to the adjustments resulting from the issuance of the shares in this offering and the application of the net proceeds as set forth in this prospectus supplement.

                          ---------------------------

     All brand names, trademarks and service marks appearing in this prospectus supplement or the accompanying base prospectus are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn(R), Courtyard(R) by Marriott(R), Fairfield Inn(R) by Marriott(R), Hampton Inn(R), Hilton Garden Inn(R), Holiday Inn(R), Homewood Suites by Hilton(R), Quality Suites(R) and Residence Inn(R) by Marriott(R), none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the common stock, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus supplement.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes included or incorporated by reference herein, before making an investment decision. Unless otherwise specified, the information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised.

                              WINSTON HOTELS, INC.

     We are a real estate investment trust, or REIT, based in Raleigh, North Carolina, which develops, acquires and renovates upscale, premium limited service and high-end extended stay hotels. In 1994, we completed our initial public offering and acquired ten hotel properties. We currently own 48 hotel properties in 12 states having an aggregate of 6,574 rooms. We also own a 49% ownership interest in three joint ventures which own three hotels with an aggregate of 453 rooms.

     We lease our hotels to national hotel management companies pursuant to percentage operating leases that provide for our lessees to pay us the greater of base rent or percentage rent. The percentage leases are designed to allow us to participate in the growth in revenues at the hotels by requiring that a portion of each hotel's room revenues in excess of specified amounts be paid to us as percentage rent.

     The following chart shows the four franchisors for the hotels we own and associated lease revenue for the year ended December 31, 2001:

                                                                                       % OF 2001
FRANCHISOR(1)                                                HOTELS   ROOMS/SUITES   LEASE REVENUE
-------------                                                ------   ------------   -------------
Hilton Hotel Corporation...................................    27        3,380             57%
Choice Hotels International, Inc...........................    10        1,525             15
Marriott International, Inc................................     6          886             14
Six Continents, plc........................................     5          783             14
                                                               --        -----            ---
          Total............................................    48        6,574            100%
                                                               ==        =====            ===

                 PERCENTAGE OF 2001 LEASE REVENUE BY FRANCHISOR

                                  (PIE CHART)

                            Hilton              57%
                            Choice              15%
                            Marriott            14%
                            Six Continents      14%

---------------------

(1) These franchisors franchise the following brands under which our hotels operate:
     - Hilton franchises Hampton Inn, Homewood Suites by Hilton and Hilton Garden Inn;
     - Choice franchises Comfort Inn and Quality Suites;
     - Marriott franchises Courtyard by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott; and
     - Six Continents franchises Holiday Inn.

     The following tables summarize certain information about the 48 hotels that we own and the three hotels in which we hold an interest through joint ventures:

                                                                HOTELS   ROOMS/SUITES
                                                                ------   ------------
BRAND AFFILIATION
  Hampton Inn...............................................      18(1)(2)  2,229
  Comfort Inn...............................................       9(2)     1,357
  Homewood Suites by Hilton.................................       7          795
  Hilton Garden Inn.........................................       5(1)       809
  Holiday Inn...............................................       5          783
  Courtyard by Marriott.....................................       4          608
  Quality Suites............................................       1          168
  Residence Inn by Marriott.................................       1          168
  Fairfield Inn by Marriott.................................       1          110
                                                                  --        -----
          Total.............................................      51        7,027
STATE
  North Carolina............................................      17(2)     2,210
  Georgia...................................................       7          918
  Florida...................................................       5(1)(2)      691
  South Carolina............................................       4          610
  Texas.....................................................       3          534
  Virginia..................................................       3          269
  Arizona...................................................       2          294
  Michigan..................................................       2          270
  New Jersey................................................       2          331
  New York..................................................       2          311
  Massachusetts.............................................       1          126
  Nevada....................................................       1          128
  Illinois..................................................       1(1)       178
  Connecticut...............................................       1(1)       157
                                                                  --        -----
          Total.............................................      51        7,027

---------------

(1) Includes joint venture hotels.

(2) We have contracts to sell our Durham, North Carolina Hampton Inn and our Clearwater, Florida Comfort Inn.

GROWTH STRATEGY

     Our growth strategy is to enhance shareholder value by increasing cash available for distribution per share of common stock through:

     - participating in any increased room revenue from our hotels through percentage leases;

     - generating development, purchasing and asset management fee income from joint ventures;

     - acquiring additional hotels, or ownership interests in hotels, that meet our investment criteria, either directly or through joint ventures;

     - selectively developing new hotels and making additions to our existing hotels as market conditions warrant; and

     - mezzanine financing activities whereby we make loans to third party hotel owners.

Internal Growth Strategy

     We participate in any increases in room revenue at our hotels through our percentage leases. We believe that internal growth, through increases in percentage rent, has resulted, and in the future may result, from:

     - continued sales and marketing programs by our lessees and operators;

     - completion of necessary refurbishment projects at the hotels;

     - maintenance of hotel franchises with demonstrated market acceptance and national reservation systems; and

     - increases in occupancy rates, average daily room rates and revenue per available room.

Joint Venture Strategy

     We are actively seeking one or more institutional investors as joint venture partners to acquire:

     - hotels for repositioning;

     - hotels for rehabilitation; and

     - hotels which could benefit from new management and additional capital.

     We expect to make a minority interest investment in any joint venture formed and expect to receive fees for overseeing the joint venture's properties and operations. In addition to generating development, purchasing and asset management fee income and thus enhancing our revenues and cash flow, we expect to receive other benefits from joint venture agreements, such as expanding our affiliations with leading upscale brands and growth in our portfolio with a smaller equity investment by us.

     In addition to the three joint ventures described above, we own a 50% interest in a joint venture with an affiliate of Concord Hospitality Enterprises, Inc. This joint venture currently has no operations, but it has two hotels under contract for purchase at prices aggregating approximately $7.0 million. We estimate that these two hotels will require an additional approximately $8.0 million in renovations. Under certain circumstances, Concord will have the right to purchase our interest in the two hotels.

     We currently have no commitments from any institutional investor to make any investment in a joint venture with us, and there can be no assurance that we will be successful in attracting joint venture investors or in locating additional hotels for acquisition by any joint venture.

Acquisition Strategy

     We intend to acquire additional hotels, or ownership interests in hotels, with strong national franchise affiliations in the "midscale without food and beverage" and "upscale" market segments, or hotel properties with the potential to obtain such franchise affiliations. In particular, we will consider acquiring limited-service hotels such as Hampton Inn and Fairfield Inn by Marriott; full-service hotels such as Hilton Garden Inn, Courtyard by Marriott and Holiday Inn; and extended-stay hotels such as Homewood Suites by Hilton, Hampton Inn and Suites, Residence Inn by Marriott, Spring Hill Suites by Marriott and Staybridge by Holiday Inn.

     We will consider investments in hotel properties that meet one or more of the following criteria:

     - properties in locations with relatively high demand for rooms, a relatively low supply of hotel properties and relatively high barriers to entry into the hotel business, such as a scarcity of suitable sites or zoning restrictions;

     - successful hotels available at favorable prices;

     - newly developed hotels;

     - hotels that could benefit from repositioning;

     - hotels that could benefit from substantial rehabilitation; and

     - hotels that could benefit from new management and additional capital.

     We believe our relationships with our lessees and franchisors will provide additional potential investment opportunities.

Development Strategy

     We intend to pursue selective hotel development as suitable opportunities arise. We may finance 100% of such development or seek partners who would co-invest in development or rehabilitation joint ventures. We intend to consider development of hotels with strong national franchise affiliations in markets where we believe that carefully timed and managed development will yield returns that exceed returns from available hotels in those markets that meet our acquisition criteria. We earn certain fees from our existing joint venture development activity and are exploring other opportunities to use our management's expertise to earn additional fees through third party development. Since our initial public offering in 1994, we have developed five hotels that we now own and have developed three hotels through joint ventures in which we own a 49% interest.

Mezzanine Financing

     In 2000 and 2001, we made three mezzanine loans totaling approximately $3.5 million to third party hotel owners. We continue to seek additional prudent mezzanine financing opportunities where we can leverage our hotel underwriting and development expertise into attractive investments.

OUR LESSEES

     Forty-eight of our hotels are leased to a subsidiary of MeriStar Hotels and Resorts, Inc., and the remaining hotels are leased to other national hotel management companies pursuant to percentage leases. Under these percentage leases, the lessees, or property managers, generally are required to perform all operational and management functions necessary to operate the hotels. The lessees are entitled to all profits and cash flow from the hotels after payment of rent under the percentage leases and other operating expenses, including, in the case of eight hotels managed by property managers, the management fee payable to the property managers.

     We are negotiating with the lessee of 48 of our hotels to acquire the operating leases from such lessee. If we are successful in acquiring these leases, we expect to lease these 48 hotels to new taxable REIT subsidiaries as permitted under the REIT Modernization Act which became effective January 1, 2001. In such event, our taxable REIT subsidiaries would enter into hotel management agreements with third party management companies, which qualify as eligible independent contractors, to manage the hotels. However, there can be no assurance that we will be able to successfully negotiate and complete the acquisition of these leases and enter into a taxable REIT subsidiary lessee structure. We expect that any costs incurred in acquiring these lease agreements will be recorded as an expense in the period incurred.

RECENT DEVELOPMENTS

     The terrorist attacks of September 11, 2001 and the effects of the economic recession have led to a substantial reduction in business and leisure travel throughout the United States. As a result, in the fourth quarter of 2001, our revenue per available room, or RevPAR, decreased 11% and our funds from operations, or FFO per share, decreased 42% from our results for the fourth quarter of 2000. We expect the declines in our year over year RevPAR for the first quarter of 2002 to be generally consistent with the decline we experienced in the fourth quarter of 2001. In addition, we expect the decline in our year over year FFO per share for the first quarter of 2002 to be approximately 31%. Depending on the speed of the economic recovery and other factors, we may experience declines in our year over year RevPAR and FFO per share for the second quarter of 2002 at similar levels.

     On March 7, 2002, we declared a cash distribution of $0.15 per share, payable on April 16, 2002, to shareholders of record on March 28, 2002.

                             ---------------------

     We are a North Carolina corporation that has elected to be taxed as a REIT for federal income tax purposes. Our executive offices are located at 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, and our telephone number is (919) 510-6010.

                                  THE OFFERING

Common stock offered..........   2,750,000 shares.

Over-allotment option.........   Up to 412,500 shares, exercisable by the
                                 underwriters for 30 days from the date of this prospectus supplement solely to cover over-allotments of shares, if any.

Approximate number of shares
of common stock to be
outstanding upon completion of
this offering.................   21,006,013 shares(1).

Use of proceeds...............   We estimate that our net proceeds from this
                                 offering, after deducting underwriting
                                 discounts and commissions and estimated
                                 offering expenses, will be approximately $23.0 million. We intend to use the net proceeds from this offering to reduce borrowings under our line of credit.

Risk Factors..................   See "Risk Factors" beginning on page S-7.

New York Stock Exchange
symbol........................   WXH.
---------------

(1) Includes, at March 19, 2002, a total of 1,298,480 shares issuable on the redemption of common units of limited partnership interest in WINN Limited Partnership. Each common unit of limited partnership interest in WINN Limited Partnership is redeemable, at the option of the holder, either for cash or for one share of our common stock, as selected by us in our sole discretion. Also includes a total of 231,275 restricted shares of our common stock, issued to our officers and directors, which vest over multi-year periods. Excludes 1,055,000 shares issuable upon the exercise of outstanding options granted to our officers, employees and directors. These options vest over multi-year periods.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical financial information for Winston Hotels, Inc. and has been derived from our historical audited financial statements audited by PricewaterhouseCoopers LLP, independent public accountants, whose report with respect thereto is incorporated by reference in this prospectus supplement.

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001       2000        1999
                                                              --------   --------    --------
                                                                   (IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
SUMMARY STATEMENT OF INCOME DATA:
  Percentage lease revenue..................................  $ 54,755   $ 62,430    $ 62,237
  Interest, joint venture and other income..................     2,715      1,289         433
  Total revenue.............................................    57,470     63,719      62,670
  Operating expenses........................................    12,101     10,953      10,592
  Interest..................................................    12,170     13,491      12,513
  Depreciation and amortization.............................    21,760     22,025      21,399
  Total expenses............................................    46,031     46,469      44,504
  Non-operating losses and minority interest................       954      1,527       1,265
  Net income................................................    10,485     15,055(1)   16,901
  Preferred stock distribution..............................     6,938      6,938       6,938
  Net income available to common shareholders...............  $  3,547   $  8,117    $  9,963
  Net income per common share assuming dilution.............  $   0.21   $   0.48    $   0.61
  Weighted average number of common shares assuming
     dilution...............................................    18,239     18,188      18,108
  Distributions per common share............................  $   0.99   $   1.12    $   1.12
SUMMARY BALANCE SHEET DATA (AT PERIOD END):
  Cash......................................................  $    887   $    167    $     28
  Net investment in hotel properties........................   350,087    366,882     388,870
  Total assets..............................................   376,904    394,310     406,071
  Total debt................................................   170,584    172,672     174,475
  Shareholders' equity......................................   184,205    198,716     209,078
SUMMARY OTHER DATA:
  Cash provided by (used in):
     Operating activities...................................  $ 37,348   $ 39,589    $ 39,952
     Investing activities...................................    (5,967)   (10,231)    (12,658)
     Financing activities...................................   (30,661)   (29,219)    (27,299)
  Lessees' room revenue.....................................   125,543    134,977     134,886
  Funds from operations(2)..................................    26,583     31,268      31,793
  Cash available for distribution(3)........................    16,768     23,483      24,735

---------------

(1) Includes cumulative effect of change in accounting principle of ($668,000).

(2) Funds from operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts, is income (loss) before minority interest (determined in accordance with generally accepted accounting principles), excluding extraordinary items and gains (losses) from debt restructuring and sales of operating properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We adjust FFO by subtracting preferred share distributions and adding the change in deferred revenue during the period to eliminate the impact of Staff Accounting Bulletin No. 101. The calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(3) Calculated as FFO less principal payments on long-term debt and capital expenditures.

                                  RISK FACTORS

     Before you invest in our common stock, you should carefully consider the following risks, together with the other information included in this prospectus supplement and the accompanying prospectus and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

THE EVENTS OF SEPTEMBER 11, 2001, AS WELL AS THE U.S. ECONOMIC RECESSION, HAVE ADVERSELY IMPACTED THE HOTEL INDUSTRY GENERALLY, AND WE HAVE EXPERIENCED AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Prior to September 11, 2001, our hotels had begun experiencing declining revenue per available room, or "RevPAR," as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the effects of the economic recession have led to a substantial reduction in business and leisure travel throughout the United States, and industry RevPAR generally, and RevPAR at our hotels specifically, has declined substantially since September 11. While RevPAR at our hotels has improved from the depressed levels in the weeks immediately following the events of September 11, RevPAR at our hotels remains below pre-September 11 levels and may remain at such depressed levels. We cannot predict the extent to which the events of September 11 and the economic recession will continue to directly or indirectly impact the hotel industry or our operating results in the future. Continued depressed RevPAR at our hotels which we expect in the near term could have an adverse effect on our results of operations and financial condition, including our ability to remain in compliance with the covenants contained in our debt instruments, our ability to fund capital improvements and renovations at our hotels and our ability to make dividend payments necessary to maintain our REIT tax status. Additional terrorist attacks could have further material adverse effects on the hotel industry and our operations.

WE MAY NOT HAVE ACCESS TO FINANCING FOR ACQUIRING OR DEVELOPING ADDITIONAL
HOTELS.

     Our ability to pursue our growth strategy depends, in part, on our ability to finance additional hotel acquisitions and development. We are subject to restrictions that may limit our ability to take advantage of expansion opportunities that we believe are attractive. Our existing $125 million line of credit limits our borrowing availability to a percentage of the value of the hotels provided as collateral, with the value determined in part by the cash flow generated by those hotels. As a result, as of December 31, 2001, we had approximately $117.2 million available for borrowing under our line of credit, of which $102.9 million was outstanding. If we need to borrow funds under the line of credit in excess of our current borrowing availability, we must provide additional collateral, which may not be available, to increase our borrowing availability to the total amount of debt we need, up to a maximum amount $125 million. In addition, our articles of incorporation limit our debt to 60% of the cost of our investment in hotel properties.

     Our ability to raise additional equity capital will depend on market conditions. We cannot assure you that we will be able to raise funds through a public or private offering at a time when we need access to funds. We may seek alternative methods of funding expansion, such as joint venture development; however, we cannot assure you that such opportunities will be available when we need them or on acceptable terms.

OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR SHAREHOLDERS DEPENDS UPON THE ABILITY OF OUR LESSEES TO MAKE RENT PAYMENTS UNDER OUR LEASES, PARTICULARLY THE ABILITY OF ONE LESSEE THAT ACCOUNTS FOR MOST OF OUR REVENUE.

     Our income depends upon rental payments from lessees of our hotels. Any failure or delay by the lessees in making rent payments would adversely affect our ability to make distributions to our shareholders. Our lessees' ability to make rental payments depends on their ability to generate sufficient revenues from our hotels in excess of operating expenses. Our leases require the lessees to pay us (1) the greater of a base rent or percentage rent and (2) other additional charges. As a result, we participate in the economic operations of our hotels through our share of room revenues which exceed threshold amounts specific to each hotel. The lessees' ability to pay on time or at all could be negatively affected by reductions in revenue from the hotels or in the net operating income of the lessees or otherwise. Our lessees also will be affected by factors beyond their control, such as changes in the level of demand for rooms and related services of our hotels, their ability to maintain and increase gross revenues at our hotels and other factors. Forty-eight of our 51 hotels are leased to CapStar Winston Company, L.L.C., a subsidiary of MeriStar Hotels and Resorts, Inc. For 2001, approximately 93% of our percentage lease revenue was generated by lease payments from CapStar Winston. Therefore, any operating difficulties or other factors specifically affecting CapStar Winston's ability to maintain and increase gross revenues at our hotels and to pay rent to us could significantly adversely affect our financial condition and results of operations.

OUR RETURNS DEPEND ON MANAGEMENT OF OUR HOTELS BY THIRD PARTIES.

     In order to qualify as a REIT, we cannot operate any hotel or participate in the decisions affecting the daily operations of any hotel. Either our lessees, or an operator under a management agreement with a lessee, controls the daily operations of our hotels. Under the REIT Modernization Act of 1999 (the "RMA"), which became effective January 1, 2001, REITs are permitted to lease their hotels to wholly owned taxable REIT subsidiaries of the REITs ("TRS Lessees"). Even under the RMA, TRS Lessees may not operate the leased hotels and must enter into management agreements with eligible independent contractors that will manage the hotels. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in anticipated rent payments under existing leases, we cannot require a change to the method of operation. In particular, if the hotels leased by CapStar Winston were operated in an inefficient or ineffective manner, we would not be able to require changes in the operation of those hotels, and the rent from those hotels constitutes most of our revenue. We can only seek redress if a lessee violates terms of its lease, and then only to the extent of the remedies provided for under the terms of the lease.

     In addition, our growth strategy contemplates additional hotel acquisitions that meet our investment criteria and selective development of hotels as market conditions warrant. Our ability to grow depends, in part, upon the ability of our lessees and any third-party managers to manage our current and future hotels effectively. If the lessees or the third-party managers are not able to operate additional hotels at current staffing levels and office locations, they may need to hire additional personnel, engage additional third-party managers and/or operate in new geographic locations. If the lessees or the managers fail to operate the hotels effectively, our ability to generate revenues from the hotel leases could be diminished.

WE HAVE A SIGNIFICANT LEVEL OF DEBT THAT MAY LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     We currently have a significant amount of debt. As of December 31, 2001, we had $102.9 million outstanding under our line of credit and Winston SPE, LLC, a special purpose financing subsidiary of WINN Limited Partnership (a partnership of which we are the sole general partner), had $67.7 million outstanding under a fixed-rate loan. As of December 31, 2001, the total liabilities of our three joint ventures were $27.9 million ($27.1 million of which represented long-term debt). Our 49% proportionate share of such total liabilities and long-term debt equated to $13.7 million and $13.3 million. Our level of debt could have important consequences to you. For example, it could:

     - impair our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions or other purposes in the future;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing our funds available for operations, future business opportunities and other purposes;

     - place us at a disadvantage compared to competitors that have less debt;

     - restrict our ability to adjust rapidly to changing market conditions; and

     - increase our vulnerability to adverse economic, industry and business conditions.

If we or our financing subsidiary do not have sufficient funds to repay our debt at maturity, it may be necessary for us to refinance our debt through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow and, consequently, cash available for distribution to shareholders. If we are unable to refinance our debt on acceptable terms, we or our financing subsidiary may be forced to dispose of hotels or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If we are unable to make required payments of principal and interest on debt secured by our hotels, one or more of those properties could be foreclosed upon by the lender with a consequent loss of revenue and asset value.

THE COVENANTS GOVERNING OUR DEBT IMPOSE SIGNIFICANT RESTRICTIONS ON US.

     The terms of our line of credit impose significant operating and financial restrictions on us and require us to meet certain financial tests, including leverage ratios, maximum unsecured and secured debt ratios, interest and fixed charge coverage ratios and minimum tangible net worth requirements. These restrictions may also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including:

     - incurring or guaranteeing additional indebtedness;

     - paying dividends in excess of 85% of our funds from operations over the most recent four quarters;

     - making capital expenditures and other investments;

     - creating liens on our assets; and

     - engaging in mergers or consolidations.

The failure to comply with any of these covenants would cause a default under our line of credit. Furthermore, our line of credit provides that any default under, or acceleration of, any of our other debt, any debt of WINN Limited Partnership or any debt of our subsidiaries, including any default by our financing subsidiary under its fixed-rate loan or otherwise, will constitute a default under the line of credit. Any of these defaults, if not waived, could result in the acceleration of the indebtedness under our line of credit. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it, in which case we would not be able to make distributions to our shareholders. Even if new financing were available, it may not be on terms that are acceptable to us.

IF OUR CASH FLOW DECREASES, WE MAY BE REQUIRED TO PROVIDE ADDITIONAL COLLATERAL UNDER OUR LINE OF CREDIT OR TAKE OTHER ACTIONS THAT WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We have pledged 28 hotel properties as collateral to secure the line of credit and our financing subsidiary has pledged 14 hotel properties to secure the fixed-rate loan. Both loan agreements prohibit pledging any hotel pledged as collateral under that facility to secure other debt. Our line of credit limits our borrowing availability to a percentage of value of the hotels provided as collateral, with the value determined in part by the cash flow generated by those hotels. Our current cash flow from the hotels securing the line of credit limits our borrowing availability under the line of credit, which as of December 31, 2001, was $117.2 million. If we need to borrow funds under the line of credit in excess of our borrowing availability, we must provide additional collateral to increase our borrowing availability to the total amount of debt we need, but not to exceed $125 million. If our cash flow decreases to such a level that our borrowing availability is less than the amount outstanding under the line of credit, we must either (1) repay the excess of the amounts outstanding over our borrowing availability or (2) with the unanimous consent of the lenders, provide additional collateral to increase our borrowing availability. If we were unable to repay the excess debt over our borrowing availability or provide additional collateral, the resulting payment default would entitle our lenders to exercise one or more remedies, including foreclosing on one or more of the properties pledged as collateral.

RISING INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOW.

     Our borrowings under our line of credit bear interest at a variable rate. Our line of credit requires that we maintain at least 50% of our total debt at a fixed rate of interest. Although we have entered into agreements that limit our interest rate exposure on a portion of the outstanding debt under our line of credit, outstanding debt of up to $52.9 million under our line of credit remains subject to variable interest rates. We may incur debt in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher interest rates. Accordingly, increases in interest rates could increase our interest expense and adversely affect our cash flow.

WE MAY NOT BE ABLE TO COMPLETE DEVELOPMENT OF NEW HOTELS ON TIME OR WITHIN
BUDGET.

     We intend to develop additional hotel properties as suitable opportunities arise. New project development is subject to a number of risks that could cause increased costs or delays in our ability to generate revenue from any development hotel, reducing our cash available for distribution to shareholders. These risks include:

     - construction delays or cost overruns that may increase project costs;

     - competition for suitable development sites;

     - receipt of zoning, occupancy and other required governmental permits and authorizations; and

     - substantial development costs in connection with projects that are not completed.

We may not be able to complete the development of any projects we begin and, if completed, our development and construction activities may not be completed in a timely manner or within budget.

     We also intend to rehabilitate hotels that we believe are underperforming. These rehabilitation projects will be subject to the same risks as development projects.

HOTELS THAT WE DEVELOP HAVE NO OPERATING HISTORY AND MAY NOT ACHIEVE LEVELS OF OCCUPANCY THAT RESULT IN LEVELS OF PERCENTAGE RENT THAT PROVIDE US WITH AN ATTRACTIVE RETURN ON OUR INVESTMENT.

     The new hotels that we develop have no operating history. We will negotiate the percentage rent formula for these hotels based on projections of occupancy and average daily room rates for the area in which each hotel is or will be located and the type of hotel under development. However, these hotels may not achieve anticipated levels of occupancy or average daily room rates. Similarly, during the start-up period, room revenues may be less than required to result in the payment of rent at levels that provide us with an attractive return on our investment.

PROPERTY OWNERSHIP THROUGH JOINT VENTURES AND PARTNERSHIPS COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS.

     Joint ventures or partnerships (other than WINN Limited Partnership) involve risks not otherwise present for investments we make on our own. It is possible that our co-venturers or partners may have different interests or goals than we do at any time and that they may take actions contrary to our requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investment include impasses on decisions, because no single co-venturer or partner has full control over the joint venture or partnership. Each of our venture partners for our three existing joint venture properties has the right, after the first twelve months of the hotel's operation, to sell the hotel developed by the joint venture to us, or, if we elect not to purchase, to sell such hotel to a third party. In addition, future joint ventures may include other restrictions on us, including requirements that we provide the joint venture with the right of first offer or right of first refusal to acquire any new property we consider acquiring directly.

OUR BUSINESS COULD BE DISRUPTED IF WE NEED TO FIND A NEW LESSEE UPON TERMINATION OF AN EXISTING LEASE.

     If our lessees fail to materially comply with the terms of a hotel lease (including failure to pay rent when due), we have the right to terminate the lease, repossess the applicable hotel and enforce payment obligations under the lease. If CapStar Winston defaults under any lease, the default will constitute a default under all of our leases with CapStar Winston and its affiliates. Thus, we will have the right to terminate all of those leases. Upon termination, we would have to find another lessee or establish or identify a TRS Lessee to lease the property. In either case, we cannot operate the hotels directly due to federal income tax restrictions. We cannot assure you that we would be able to find another lessee or operator or that, if another lessee or operator were found, we would be able to enter into new leases or management contracts favorable to us. There would be disruption during any change of hotel management that could adversely affect our operating results. In addition, it is possible that we would not be able to enforce the payment obligations under the leases following termination.

IF WE DECIDE TO SELL HOTELS, WE MAY NOT BE ABLE TO SELL THOSE HOTELS ON FAVORABLE TERMS AND MAY BE REQUIRED TO PAY TERMINATION FEES TO THE LESSEES OF THOSE HOTELS.

     We have contracts to sell our Durham, North Carolina Hampton Inn hotel and our Clearwater, Florida Comfort Inn hotel. If the sale of our Hampton Inn hotel in Durham, North Carolina closes, we will recognize a gain on the sale of approximately $900,000. If the sale of our Comfort Inn hotel in Clearwater, Florida closes, we will recognize a loss on the sale of approximately $800,000. Each of the purchasers under these two contracts is in a due diligence period during which that purchaser may terminate its contract without penalty. If either purchaser elects not to terminate its contract, we would anticipate closing the sale of that hotel within 60 days. Although none of our other hotels is currently under contract to sell, we may decide to sell hotels in the future. We may not be able to sell such hotels on favorable terms, and such hotels may be sold at a loss.

     Furthermore, under our leases, upon the sale of a hotel, we must either pay a termination fee to our lessee or offer to lease another suitable property to the lessee. The amount of the termination fee would depend on the revenue from the hotel and the remaining term of the lease. Alternatively, we may negotiate with our lessee to waive the lease provision and arrange for the lessee to continue to lease the property from the buyer. If we were not able to successfully negotiate such a continuation of the lease, we would be required to pay a termination fee, lease another suitable property or abandon the sale transaction.

WE MAY FACE CONFLICTS OF INTEREST RELATING TO SALES OF HOTELS ACQUIRED FROM AFFILIATES.

     We have acquired 14 hotels in the past from related parties of our affiliates, which include Robert Winston, our Chief Executive Officer, and Charles Winston, our Chairman of the Board. The limited partners of WINN Limited Partnership, including Robert Winston and Charles Winston, may have unrealized gain associated with their interests in these hotels. Our sale of any of those hotels may cause adverse tax consequences to the limited partners. Therefore, our interests could conflict with the interests of the limited partners in connection with the disposition of one or more of those 14 hotels, including the limited partners who may be in a position to exert influence over other board members who will determine whether we sell these hotels.

WE DEPEND ON KEY PERSONNEL.

     We depend on the efforts and expertise of our President, Chief Executive Officer, Chief Financial Officer, Controller and Executive Vice President of Development to drive our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

OUR BORROWERS MAY FAIL TO REPAY ALL OR A PORTION OF THE MEZZANINE LOANS OWED TO US.

     We face special risks in connection with our mezzanine loans to borrowers for the purpose of building and owning hotels. We are subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. We expect that each mezzanine loan will be made to a single purpose entity whose sole asset would be a hotel being built or renovated. Our present mezzanine loans are not, and we do not expect that any of our future mezzanine loans will be, collateralized by the hotel being built by the single purpose entity. Mezzanine loans will be subordinate to any debt collateralized by the hotel being built or any other debt of the single purpose entity. Mezzanine loans involve a higher degree of risk than long-term senior mortgage lending that is secured by income-producing real property for a variety of reasons including, among other things, dependency on the success of a project which a third party controls and that a foreclosure by the holder of the senior loan could result in a mezzanine loan becoming uncollectible. Additionally, mezzanine loans may have higher loan to value ratios than conventional term loans. The borrowers may not be able to repay their obligations under their senior loans or our mezzanine loans, in which case we could suffer a total or partial loss on our mezzanine loans. The borrower under a mezzanine loan in which we have a $250,000 participation interest is currently in default of its payment obligations under the loan and other existing or future borrowers may become in default on our mezzanine loans.

IF THIRD PARTIES FOR WHOM WE DEVELOP HOTELS DEFAULT ON THEIR LOANS, WE MAY BE REQUIRED TO COMPLETE THE DEVELOPMENT OF THOSE HOTELS AT OUR OWN EXPENSE.

     In certain cases where we are offering third party hotel development services in exchange for fees, we may elect to provide the hotel owner/developer with a construction completion guaranty on the particular hotel under development. In those cases, if the owner/developer were in default under the terms and conditions of its senior loans, its senior lenders might seek to compel us to complete the development of the particular hotel with our own funds, which could materially adversely affect our business, financial condition and results of operations.

                         RISKS RELATING TO OUR INDUSTRY

OUR PERFORMANCE AND THE VALUE OF OUR STOCK ARE SUBJECT TO RISKS ASSOCIATED WITH THE HOTEL INDUSTRY.

  Our hotels are subject to operating risks of the hotel industry that could reduce our revenue and ability to make distributions to shareholders.

     Our hotels are subject to all operating risks common to the hotel industry. These factors could adversely affect the ability of our lessees to generate revenues and to make payments to us and therefore affect our ability to make distributions to our shareholders. These risks include:

     - competition for guests from other hotels;

     - faster growth in room supply than in room demand growth in our markets;

     - increases in operating costs due to inflation and other factors which may not be offset in the future by increased room rates;

     - seasonality, with higher hotel revenues occurring in the second and third calendar quarters;

     - increases in energy costs, airline fares and other expenses related to travel, which may deter traveling;

     - terrorist incidents, which may also deter traveling; and

     - adverse effects of general and local economic conditions.

  We may incur higher costs as a result of the proximity of our hotels to the coast.

     Several of our hotels are located near the Atlantic Ocean and are exposed to more severe weather than hotels located inland. These hotels are also exposed to salt water and humidity, which can increase or accelerate wear on the hotels' weatherproofing and mechanical, electrical and other systems. As a result, we may incur additional expenditures for capital improvements.

  Conditions of franchise agreements could adversely affect us.

     All of our hotels are operated pursuant to franchise agreements with nationally-recognized hotel brands. In addition, hotels in which we subsequently invest may be operated pursuant to franchise agreements. A hotel's failure to adhere to the terms and conditions of the franchise agreement could result in the loss or cancellation of its franchise license. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor's system. These standards are subject to change over time, in some cases at the discretion of the franchisor, and may restrict our ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with these standards could require us to incur significant expenses or capital expenditures. Our cash available for distribution could be adversely affected if we or our lessees must incur substantial costs to maintain a franchise license.

     In connection with termination of a franchise license or changing the franchise affiliation of a hotel, we may have to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect on the operations or the underlying value of the hotel covered by the franchise because of the loss of association, name recognition, marketing support and centralized reservation system provided by the franchisor. Any of these events could have a negative effect on our distributions to shareholders. The franchise agreements covering the hotels expire or terminate, without special renewal rights, at various times and have different remaining terms.

  Operating costs and capital expenditures could adversely affect our cash flow.

     Hotels have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our leases, we are obligated to pay the cost of certain capital expenditures at the hotels and to pay for furniture, fixtures and equipment. Franchisors also may require periodic capital improvements to our hotels as a condition of retaining the franchise licenses. In addition, we intend to invest selectively in hotels that require significant renovation. Renovation of hotels involves certain risks, including:

     - the possibility of environmental problems;

     - construction cost overruns and delays;

     - uncertainties as to market demand or deterioration in market demand after commencement of renovation; and

     - the emergence of unanticipated competition from other hotels.

If any of these costs exceed our estimates, the additional costs could have an adverse effect on our cash available for distribution.

WE MUST COMPETE WITH LARGER ENTITIES FOR ACQUISITION OPPORTUNITIES.

     We compete for acquisition opportunities with entities that have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may reduce the number of suitable investment opportunities available to us and increase the bargaining power of sellers. In addition, other potential buyers who do not need to use a lessee or a third party operator to operate the hotel may be able to offer a higher price for a property than we are able to pay.

OUR PERFORMANCE AND VALUE ARE SUBJECT TO THE CONDITION OF THE REAL ESTATE INDUSTRY.

  We may not be able to sell hotels when appropriate.

     Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to changes in economic and other conditions. Because we are a REIT, federal income tax laws limit our ability to sell properties in some situations when it may be economically advantageous to do so. As a result, returns to our shareholders could be adversely affected. In addition, we cannot assure you that the market value of any of our hotels will not decrease in the future, and therefore we may not be able to sell our hotels on favorable terms.

  Liability for environmental matters could adversely affect our financial condition.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of investigation and removal or remediation of hazardous or toxic substances on, under, originating at or in the property, including fixtures, structures and other improvements located on the property. These laws often impose liability whether or not the owner or operator knew of (or should have known of), or caused, the presence of contaminants. Clean-up costs and the owner's or operator's liability generally are not limited under these laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. In addition, the presence of, or failure to properly remediate, contaminants may adversely affect the owner's ability to sell or rent the property or borrow using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person.

     Environmental, health and safety laws and common law principles also govern the presence, effects, maintenance and removal of hazardous substances, including asbestos-containing materials, or ACMs. Asbestos has been found in two of our hotels and asbestos or other hazardous substances may be found in other hotels we own or acquire in the future. Many such laws permit third parties, including employees and independent contractors, to seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. In connection with the ownership of the hotels, we may be considered an owner or operator and therefore may be potentially liable for any such costs, which could adversely affect our financial condition.

  Liability for uninsured and underinsured losses could adversely affect our financial condition and results of operations.

     In the event of a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement cost of our lost investment. Certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, and other acts of God, may be uninsurable or not economically insurable. In addition, we may not be able to use insurance proceeds to replace a damaged or destroyed property as a result of changes in building codes and ordinances, environmental considerations or other factors. In these circumstances, any insurance proceeds we receive might not be adequate to restore our economic position with respect to the damaged or destroyed property and we would be required to seek separate financing for repair and replacement costs, which may not be available on acceptable terms or at all, or face a loss on our investment.

  The cost of compliance with the Americans with Disabilities Act and other changes in governmental rules and regulations could adversely affect our cash flow.

     Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, other governmental rules and regulations or enforcement policies affecting the use and operation of the hotels could change, including changes to building codes and fire and life safety codes. If we are required to spend money to comply with the ADA or other changes in governmental rules and regulations, our ability to make distributions to shareholders could be adversely affected.

  Increases in property taxes could adversely affect our cash flow.

     Real and personal property taxes on our current and future hotel properties may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes could have an adverse effect on our ability to make distributions to shareholders.

                        RISKS RELATING TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     The market for equity securities has been extremely volatile. The following factors, among others, could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

     - actual or anticipated variations in our quarterly results of operations;

     - changes in market valuations of companies in the hotel or real estate industries;

     - changes in expectations of future financial performance or changes in estimates of securities analysts;

     - fluctuations in stock market prices and volumes;

     - issuances of common stock or other securities in the future;

     - the addition or departure of key personnel; and

     - announcements by us or our competitors of acquisitions, investments or strategic alliances.

     Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and company resources and could have a material adverse effect on our business and results of operations.

THE PRICE OF OUR SECURITIES MAY BE AFFECTED BY CHANGES IN MARKET INTEREST RATES.

     One of the factors that may influence the price of our common stock in public trading markets is the annual yield from distributions on our common stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of our common stock.

SHAREHOLDER APPROVAL IS REQUIRED TO CHANGE CERTAIN POLICIES, LIMITING THE ABILITY OF OUR BOARD OF DIRECTORS TO TAKE CERTAIN ACTIONS IN RESPONSE TO CHANGING CONDITIONS.

     We cannot change our policy of limiting consolidated debt to 60% of the cost of our investment in hotel properties without approval of the holders of a majority of our shares of common stock entitled to vote. In addition, the approval of the holders of two-thirds of our shares of common stock entitled to vote is necessary to change our policy of seeking to maintain qualification as a REIT. As a result, our board of directors could not change either of these policies without first receiving shareholder approval at an annual or special meeting, even if the change in policy would be advantageous to us.

THE ABILITY OF OUR SHAREHOLDERS TO EFFECT A CHANGE IN CONTROL IS LIMITED.

  Stock ownership limitations could inhibit changes in control.

     Our articles of incorporation provide that no shareholder may own, directly or indirectly, more than 9.9% of any class of our outstanding stock. This limitation may have the effect of precluding an acquisition of control by a third party without the approval of our board of directors even if a change in control were in your best interest.

  Our ability to issue preferred stock could inhibit changes in control.

     Our articles of incorporation authorize the board of directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Currently, there are 3,000,000 shares of preferred stock outstanding. Issuing additional preferred stock could have the effect of delaying or preventing a change in control even if a change in control were in our shareholders' interest.

  We are subject to North Carolina anti-takeover statutes that may discourage a change of control.

     As a North Carolina corporation, we are subject to various statutes that impose restrictions and require procedures with respect to takeover offers and business combinations, including but not limited to, combinations with interested shareholders and share repurchases from certain shareholders.

                         RISKS RELATING TO REIT STATUS.

WE ARE SUBJECT TO TAX RISKS AS A RESULT OF OUR REIT STATUS.

     We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of distributions to our shareholders. In order to qualify as a REIT, we generally are required each year to distribute to our shareholders at least 90% of our taxable income, other than any net capital gain. To the extent that we meet the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be required to pay income tax on our undistributed income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount we pay out to our shareholders in a calendar year is less than a minimum amount specified under the federal tax laws. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require us to borrow funds or to sell assets to fund the costs of such items.

     We have made, and intend to continue to make, distributions to our shareholders to comply with the current 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. Our income consists of our share of the income of WINN Limited Partnership, and our cash available for distribution consists of our share of cash distributions from the partnership, less capital expenditures and principal debt payments. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution due to the seasonality of the hotel industry could require us to borrow funds on a short-term basis to meet the current 90% distribution requirement and to avoid the nondeductible excise tax.

     If we were to fail to qualify as a REIT for any taxable year, we would not be allowed to deduct our distributions to our shareholders in computing our taxable income. Furthermore, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Unless we are entitled to relief under the federal income tax laws, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost our qualification. As a result, our cash available for distribution would be reduced for each of the years involved. Although we currently operate and intend to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors, with the consent of shareholders holding at least two-thirds of the common stock entitled to vote, to revoke the REIT election.

                                USE OF PROCEEDS

     We expect to receive approximately $23.0 million from this offering, after deducting underwriting discounts and estimated offering expenses. We expect to use the net proceeds from this offering to reduce borrowings under our line of credit.

     Our line of credit matures on December 31, 2004, and for the year ended December 31, 2001, outstanding borrowings under our line of credit, which are subject to variable rates of interest, carried a weighted average interest rate of 5.96% per annum.

     We may borrow funds available under our line of credit in the future, as we have in the past, for general business purposes, including renovations and improvements, acquisitions, joint venture investments, and acquisitions of our hotel leases through a taxable REIT subsidiary structure.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     Our common stock is listed on the New York Stock Exchange under the symbol "WXH." The following table sets forth for the indicated periods the high and low sales prices for our common stock on the New York Stock Exchange and the cash distributions declared per share:

                                                                                   CASH
                                                               PRICE RANGE     DISTRIBUTIONS
                                                              --------------     DECLARED
                                                               HIGH     LOW      PER SHARE
                                                              ------   -----   -------------
YEAR ENDING DECEMBER 31, 2002:
  First Quarter (through March 19, 2002)....................  $ 9.70   $7.65       $0.15(1)(2)

YEAR ENDED DECEMBER 31, 2001:
  Fourth Quarter............................................  $ 8.20   $7.04       $0.15(2)
  Third Quarter.............................................  $10.25   $6.88       $0.28
  Second Quarter............................................  $10.68   $7.65       $0.28
  First Quarter.............................................  $ 8.85   $7.13       $0.28

YEAR ENDED DECEMBER 31, 2000:
  Fourth Quarter............................................  $ 8.18   $7.12       $0.28
  Third Quarter.............................................  $ 8.93   $7.06       $0.28
  Second Quarter............................................  $ 8.12   $7.37       $0.28
  First Quarter.............................................  $ 8.50   $7.38       $0.28

---------------

(1) On March 7, 2002, we declared a cash distribution of $0.15 per share, payable on April 16, 2002, to shareholders of record on March 28, 2002.

(2) In the fourth quarter of 2001, we reduced our quarterly dividend from the prior level of $0.28 per share to $0.15 per share primarily because of the weak economy which was further negatively impacted by the events of September 11, 2001.

     On March 19, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $9.06 per share. On March 1, 2002, there were approximately 835 holders of record of our common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001, on a historical basis and as adjusted to give effect to the issuance and sale of 2,750,000 shares of our common stock in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." For purposes of the following table, we have assumed no exercise by the underwriters of the over-allotment option.

                                                              AS OF DECEMBER 31, 2001
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
                                                                          (UNAUDITED)
                                                                 (DOLLAR AMOUNTS IN
                                                                     THOUSANDS)
Debt:
  Long-term.................................................  $ 67,684      $ 67,684
  Due to banks..............................................   102,900        79,900
                                                              --------      --------
          Total debt........................................   170,584       147,584
                                                              --------      --------
Shareholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
     authorized, 3,000,000 shares issued and outstanding
     (liquidation preference of $76,734)....................        30            30
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 16,924,433 shares outstanding at December
     31, 2001, and 19,674,433 shares outstanding, as
     adjusted(1)............................................       169           197
  Additional paid-in capital................................   230,109       253,081
  Unearned compensation.....................................      (542)         (542)
  Accumulated other comprehensive income (loss).............    (1,844)       (1,844)
  Distributions in excess of earnings.......................   (43,717)      (43,717)
                                                              --------      --------
          Total shareholders' equity........................   184,205       207,205
                                                              --------      --------
          Total capitalization..............................  $354,789      $354,789
                                                              ========      ========

---------------

(1) Excludes a total of 1,298,480 shares issuable on the redemption of common units of limited partnership interest in WINN Limited Partnership. Each common unit of limited partnership interest in WINN Limited Partnership is redeemable, at the option of the holder, either for cash or for one share of our common stock, as selected by us in our sole discretion. Includes a total of 231,275 restricted shares of our common stock issued to our officers and directors, which vest over multi-year periods. Excludes 1,055,000 shares issuable on the exercise of outstanding options granted to our employees and directors. These options vest over multi-year periods.

            FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     The following discussion is a summary of material federal income tax considerations that may be relevant to a prospective holder of the common stock and it is intended to replace the discussion under the caption "Federal Income Tax Considerations" in the accompanying prospectus. Hunton & Williams has acted as our counsel and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders who are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, and, except as discussed below, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States.

     The statements in this discussion and the opinion of Hunton & Williams are based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary, and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus Supplement with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF OWNERSHIP OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF WINSTON

     We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     In the opinion of Hunton & Williams, we qualified to be taxed as a REIT for our taxable years ended December 31, 1994 through December 31, 2001, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2002 and in the future. Investors should be aware that Hunton & Williams' opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams' opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams has reviewed those matters in connection with the foregoing opinion, Hunton & Williams will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "-- Failure to Qualify."

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

     - We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

     - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

     - If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

     - We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

     - If we acquire any asset from a C corporation (i.e., a corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation's basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

      - the amount of gain that we recognize at the time of the sale or disposition; and

      - the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

      The rule described above will apply assuming that we make an appropriate election under applicable Treasury regulations on our tax return for the year in which we acquire assets from a C corporation.

     - We will incur a 100% excise tax on transactions with a "taxable REIT subsidiary" that are not conducted on an arm's-length basis.

REQUIREMENTS FOR QUALIFICATION

     A REIT is a corporation, trust, or association that meets the following requirements:

     1. it is managed by one or more trustees or directors;

     2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     3. it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

     4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

     5. at least 100 persons are beneficial owners of its shares or ownership certificates;

     6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities), during the last half of any taxable year;

     7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

     8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

     9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know (after exercising reasonable diligence) that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. In the case of a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, the beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of the common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of the common stock are described in "Descriptions of Capital Stock -- Restrictions on Ownership of Capital Stock" in the accompanying prospectus.

     A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of the Operating Partnership and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (together, the "Partnership Subsidiaries"), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     REITs are permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries" ("TRSs") beginning on January 1, 2001. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We currently have one TRS, which has not yet engaged in any activity or claimed any income, and we may form or acquire additional TRSs in the future. See "-- Taxable REIT Subsidiaries."

INCOME TESTS

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property or interests in real property;

     - dividends or other distributions on and gain from the sale of shares in other REITs; and

     - gain from the sale of real estate assets.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

  RENTS FROM REAL PROPERTY

     Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

     - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

     - Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent.

     - Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     - Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See "-- Taxable REIT Subsidiaries."

     Pursuant to percentage leases, our lessees lease from the Operating Partnership and the Partnership Subsidiaries the land, buildings, improvements, furnishings, and equipment comprising the hotels, for terms of seven to twelve years. The percentage leases provide that the lessees are obligated to pay to the Operating Partnership or the Partnership Subsidiaries (1) the greater of a minimum base rent or percentage rent and (2) "additional charges" or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues (and food and beverage revenues, if applicable) for each of the hotels. Both base rent and the thresholds in the percentage rent formulas will be adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent is payable either monthly or quarterly.

     In order for the base rent, percentage rent, and additional charges to constitute "rents from real property," the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

     - the intent of the parties;

     - the form of the agreement;

     - the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

     - the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

     In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

     - the service recipient is in physical possession of the property;

     - the service recipient controls the property;

     - the service recipient has a significant economic or possessory interest in the property, as evidenced by such factors as whether (1) the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (2) the recipient shares the risk that the property will decline in value, (3) the recipient shares in any appreciation in the value of the property, (4) the recipient shares in savings in the property's operating costs, or (5) the recipient bears the risk of damage to or loss of the property;

     - the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

     - the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

     - the total contract price substantially exceeds the rental value of the property for the contract period.

     Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

     We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

     - the Operating Partnership and the Partnership Subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

     - the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

     - the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements, and generally dictate how the hotels are operated, maintained, and improved;

     - the lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes, property and casualty insurance premiums, the cost of periodic capital improvements, and the cost of periodic repair, replacement, or refurbishment of furniture, fixtures and equipment, to the extent that such costs do not exceed the allowance therefor under each percentage lease;

     - the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

     - in the event of damage to or destruction of a hotel, the lessee are at economic risk because they are obligated either (1) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds, or (2) to offer to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;

     - the lessees generally have indemnified the Operating Partnership and the Partnership Subsidiaries against all liabilities imposed on the Operating Partnership and the Partnership Subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees' use, management, maintenance, or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

     - the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

     - the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

     - the Operating Partnership and the Partnership Subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

     - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

     Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Operating Partnership and the Partnership Subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

     As described above, in order for the rent received by us to constitute "rents from real property," several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the percentage leases are entered into;

     - are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

     - conform with normal business practice.

     More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

     Another requirement for qualification of our rent as "rents from real property" is that we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee (a "related party tenant"). The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee. Moreover, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Based on the foregoing, we should never own, actually or constructively, 10% of more of any lessee. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee at some future date.

     A third requirement for qualification of our rent as "rents from real property" is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the "personal property ratio"). Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values. With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

     A fourth requirement for qualification of our rent as "rents from real property" is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Operating Partnership and the Partnership Subsidiaries do not perform any services other than customary ones for the lessees. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property.

     If a portion of our rent from a hotel does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as "rents from real property" because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant, or (3) we furnish noncustomary services to the tenants of the hotel other than through a qualifying independent contractor or a TRS or manage or operate a hotel other than through a qualifying independent contractor, none of the rent from that hotel would qualify as "rents from real property." In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

     In addition to the rent, the lessees are required to pay to the Operating Partnership and the Partnership Subsidiaries certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Operating Partnership and the Partnership Subsidiaries are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

  INTEREST

     The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

  PROHIBITED TRANSACTIONS

     A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Operating Partnership and the Partnership Subsidiaries is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity's business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Operating Partnership and the Partnership Subsidiaries will avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

  FORECLOSURE PROPERTY

     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

     - that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

     - for which such REIT makes a proper election to treat such property as foreclosure property.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

     - on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

     - which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee's leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

  HEDGING TRANSACTIONS

     From time to time, we or the Operating Partnership enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or the Operating Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the Operating Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

  FAILURE TO SATISFY GROSS INCOME TESTS

     If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - our failure to meet such tests is due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our income to our tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of Winston," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

     To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

     - First, at least 75% of the value of our total assets must consist of:

      - cash or cash items, including certain receivables;

      - government securities;

      - interests in real property, including leaseholds and options to acquire real property and leaseholds;

      - interests in mortgages on real property;

      - stock in other REITs; and

      - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

     - Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

     - Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

     - Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

     For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership, except that debt securities of a partnership are not treated as "securities" for purposes of the 10% value test if we own at least a 20% profits interest in the partnership and such debt is classified as "straight debt" for purposes of the REIT rules.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

DISTRIBUTION REQUIREMENTS

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

     - the sum of (1) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

     - the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. The distribution requirement was lowered from 95% to 90% as of January 1, 2001.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     - 85% of our REIT ordinary income for such year;

     - 95% of our REIT capital gain income for such year; and

     - any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "-- Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

FAILURE TO QUALIFY

     If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used herein, the term "U.S. shareholder" means a holder of our common stock that for U.S. federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

     - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     - any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to the preferred stock and then to the common stock.

     A U.S. shareholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent it does not exceed the adjusted tax basis of the U.S. shareholder's common stock. Instead, such distribution will reduce the adjusted tax basis of such common stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted tax basis in its common stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the

U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income.

     Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON STOCK

     In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 38.6% for the period from January 1, 2002 to December 31, 2003, 37.6% for the period from January 1, 2004 to December 31, 2005, and 35% for the period from January 1, 2006 to December 31, 2010. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30% with respect to distributions unless such holder:

     - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

     - the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

     - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see "-- Requirements for Qualification" above); and

     - either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

     A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

     - a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

     - the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such a distribution will reduce the adjusted basis of such common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws referred to as FIRPTA. The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

     A non-U.S. shareholder generally will not incur tax under FIRPTA upon a sale of shares of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA upon a sale of shares of our common stock if the common stock is "regularly traded" on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

                             OTHER TAX CONSEQUENCES

TAX ASPECTS OF OUR INVESTMENTS IN THE OPERATING PARTNERSHIP AND THE PARTNERSHIP SUBSIDIARIES

     The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Operating Partnership and the Partnership Subsidiaries (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  CLASSIFICATION AS PARTNERSHIPS

     We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

     - the entity had a reasonable basis for its claimed classification;

     - the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

     - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

     Each Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Partnership intends to continue to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

     Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and
(2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

  PARTNERS, NOT THE PARTNERSHIPS, SUBJECT TO TAX

     A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

  PARTNERSHIP ALLOCATIONS

     Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each

Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

  TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

     Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under the Operating Partnership's partnership agreement, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

  BASIS IN PARTNERSHIP INTEREST

     Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

     - the amount of cash and the basis of any other property contributed by us to the Operating Partnership;

     - increased by our allocable share of the Operating Partnership's income and our allocable share of indebtedness of the Operating Partnership; and

     - reduced, but not below zero, by our allocable share of the Operating Partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

     If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

  DEPRECIATION DEDUCTIONS AVAILABLE TO THE OPERATING PARTNERSHIP

     To the extent that the Operating Partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, the Operating Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Operating Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Operating Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Operating Partnership's initial basis in hotels acquired in exchange for units in the Operating Partnership should be the same as the transferor's basis in such hotels on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

SALE OF A PARTNERSHIP'S PROPERTY

     Generally, any gain realized by the Company or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Income Tests." We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

TAXABLE REIT SUBSIDIARIES

     As described above, we may own up to 100% of the stock of one or more TRSs beginning on January 1, 2001. A TRS is a fully taxable corporation. A TRS may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as "rents from real property" as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

     - such person is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and the TRS;

     - such person does not own, directly or indirectly, more than 35% of our stock;

     - no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock; and

     - we do not directly or indirectly derive any income from such person.

     A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

     The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. Thus, for example, to the extent the rent paid by a TRS to us exceeds an arm's-length amount, such rent might be subject to the excise tax.

     We currently have one TRS, which has not yet engaged in any activity or earned any income, and may form or acquire additional TRSs in the future, such as in connection with our contemplated acquisition of operating leases from one of our existing lessees.

STATE AND LOCAL TAXES

     We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

                                  UNDERWRITING

     Subject to the terms and conditions in the underwriting agreement, dated March 19, 2002, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Raymond James & Associates, Inc. ...........................  1,925,000
BB&T Capital Markets, a Division of Scott & Stringfellow,
  Inc.......................................................    825,000
                                                              ---------
          Total.............................................  2,750,000
                                                              =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus other than those covered by the over-allotment option described below.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $.29 per share, of which $.10 may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The common stock is offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 412,500 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional 412,500 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter's percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                           WITHOUT            WITH
                                                        OVER-ALLOTMENT   OVER-ALLOTMENT
                                                        --------------   --------------
Per share.............................................      $0.495           $0.495
Total.................................................  $1,361,250.000   $1,565,437.500

     We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $371,000.

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     Each of our executive officers and directors has agreed, subject to specified exceptions, not to:

     - offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries' other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

     - establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries' other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Raymond James & Associates, Inc. This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement. However, Raymond James & Associates, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that, for 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Raymond James & Associates, Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, the issuance of limited partnership units in WINN Limited Partnership or of other securities convertible into common stock issued in connection with the acquisition of hotel properties and the issuance of shares of common stock upon redemption of units. We also have agreed that we will not consent to the disposition of any shares held by officers or directors subject to lock-up agreements prior to the expiration of their respective lock-up periods.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

     The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter. The underwriters have advised us that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Our common stock is listed on the New York Stock Exchange under the symbol "WXH."

     Certain representatives of the underwriters or their affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they have received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. In addition, an affiliate of BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., is a lender under our line of credit, and will receive a portion of the net proceeds of this offering when we repay borrowings under that line of credit with those proceeds.

                                    EXPERTS

     The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 of Winston Hotels, Inc. included in the Form 10-K for the year ended December 31, 2001 and incorporated by reference in this Prospectus Supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of CapStar Winston Company, L.L.C. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams. Certain legal matters in connection with this offering will be passed upon for the underwriters by King & Spalding. King & Spalding will rely on an opinion of Hunton & Williams with respect to all matters involving North Carolina law.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the completion of this offering:

     1. Annual Report on Form 10-K for the year ended December 31, 2001; and

     2. Form 8-A filed with the SEC on August 1, 1997 and Form 8-A/A filed with the SEC on August 8, 1997.

     We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in, but not delivered with, this prospectus supplement or the accompanying prospectus (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into such filings, this prospectus supplement or the accompanying prospectus). You may request a copy of such information, at no cost, by writing us at the following address or contacting us at the following telephone number:

                              Winston Hotels, Inc.
                        2626 Glenwood Avenue, Suite 200
                         Raleigh, North Carolina 27608
               Attention: Vice President of Finance & Controller
                             Phone: (919) 510-7714

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and accordingly we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the following public reference facilities of the SEC: Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You also may obtain copies of these reports, proxy statements and information at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as our company, that file electronically with the SEC. The address of this web site is http://www.sec.gov. Our SEC filings are also available on our web site at http://www.winstonhotels.com. Unless we specifically state otherwise, the contents of our web site do not constitute, directly or through incorporation, any part of this prospectus supplement or the accompanying prospectus. Our SEC filings also are available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PROSPECTUS

                                  $200,000,000

                              WINSTON HOTELS, INC.

(WINSTON HOTELS LOGO)   COMMON STOCK AND PREFERRED STOCK

                             ---------------------

     Winston Hotels, Inc. (the "Company") may from time to time offer (i) shares of its common stock, $.01 par value per share (the "Common Stock"), and (ii) in one or more series or classes, shares of its preferred stock, $.01 par value per share ("Preferred Stock"), with an aggregate public offering price of up to $200,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock and Preferred Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any initial public offering price and (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on an interdealer quotation system or a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE OFFERED SECURITIES.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is September 4, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. In addition, the Company's Common Stock currently is traded on the New York Stock Exchange ("NYSE") and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company (File No. 0-23732) with the Commission are incorporated herein by reference and made a part hereof:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

          (c) the Company's Current Report on Form 8-K dated May 7, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on July 18, 1996; and the Company's Current Report on Form 8-K dated July 11, 1997;

          (d) the combined statements of income, equity and cash flows of the Impac Acquisition Hotels (described in Note 1 to those financial statements) for the year ended December 31, 1995, included in the Company's Registration Statement on Form S-3 (File No. 333-03986); and

          (e) the description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated August 1, 1997, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any applicable Prospectus Supplement) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Winston Hotels, Inc., 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, Attention: Secretary, telephone number
(919) 510-6010.

                                  THE COMPANY

     The Company is a self-advised and self-administered equity REIT that, either directly or through WINN Limited Partnership (the "Partnership"), owns 35 hotels as of September 2, 1997 (the "Hotels"), and is developing four Homewood Suites(R) hotels, and one Courtyard by Marriott(R) hotel. In addition, the Company has signed contracts or letters of intent to acquire three additional hotels, which contain an aggregate of 393 rooms, for a total purchase price of $23.7 million. The Company is the sole general partner of the Partnership and, at September 2, 1997, owned an approximately 90.1% interest in the Partnership. The following table sets forth, as of September 2, 1997, certain information regarding the Company's hotels:

FRANCHISE AFFILIATION                                   NUMBER OF HOTELS   NUMBER OF ROOMS
---------------------                                   ----------------   ---------------
Hampton Inn(R)........................................         15               1,809
Comfort Inn(R)........................................          9               1,293
Homewood Suites(R)....................................          2                 232
Comfort Suites(R).....................................          2                 277
Courtyard by Marriott(R)..............................          2                 330
Holiday Inn Express(R)................................          2                 208
Hampton Inn & Suites(R)...............................          1                 136
Holiday Inn Select(R).................................          1                 244
Quality Suites(R).....................................          1                 168
                                                               --               -----
          Total.......................................         35               4,697
                                                               ==               =====

     The Company and Promus Hotels, Inc. ("Promus") have entered into various agreements relating to the acquisition of hotels by the Company from Promus. Specifically, the Company has agreed to purchase one additional Homewood Suites hotel (the "Homewood Development Hotel") being developed by Promus. In addition, Promus has granted the Company an option to purchase additional Homewood Suites hotels (the "Homewood Option Hotels") during the three year period ending April 2000. The Company also has agreed to use its best efforts over an eight year period to spend at least $100 million to acquire hotels from Promus or develop hotels franchised by Promus, including the Homewood Development Hotel and the Homewood Option Hotels. Promus has agreed to invest up to an additional $13.5 million in the Company's Common Stock from time to time, based on purchases by the Company of the Homewood Development Hotel and Homewood Option Hotels. To date, Promus has invested approximately $1.5 million in the Common Stock.

     To enable the Company to qualify as a REIT, the Company or the Partnership, as applicable, leases the Hotels to Winston Hospitality, Inc. (the "Lessee") pursuant to leases (the "Percentage Leases") providing for rent payments based, in part, on revenues from the Hotels ("Percentage Rent"). The Lessee pays rent to the Company and the Partnership under the Percentage Leases and, in addition, pays all franchise fees, management fees and other operating expenses of the Hotels. The Lessee operates 25 of the Hotels, Interstate Management and Investment Corporation ("IMIC") operates nine of the Hotels and Promus operates one of the Hotels. Promus also will manage additional Homewood Suites hotels developed by it and acquired by the Company.

     The Company's growth strategy is to enhance shareholder value by increasing Cash Available for Distribution (as defined herein) per share of Common Stock through implementation of the Company's (i) internal growth strategy, (ii) acquisition strategy, (iii) development strategy and (iv) rehabilitation strategy. The Company's internal growth strategy is to establish and maintain a high occupancy rate at each hotel followed by increases in average daily rate ("ADR"), which in turn increase Percentage Lease revenues to the Company. The Company's acquisition strategy is to purchase hotels with strong, national franchise affiliations in growth markets at prices that result in attractive long-term returns. The Company seeks to acquire properties in locations with relatively high demand for rooms, a relatively low supply of hotel properties and barriers to easy entry into the hotel business, such as a scarcity of suitable lots or zoning restrictions. The Company's development strategy has two primary objectives: (i) adding high-quality hotels to its portfolio and (ii) creating long-term returns to the Company that exceed those that can be achieved through acquisitions. In considering development opportunities, the Company will review the availability and pricing of existing hotels for sale in the area that meet the Company's acquisition criteria, the availability of lots suitable for development, the costs and risks of developing and the availability of financing, as well as any other factors the Company deems relevant. The Company's rehabilitation strategy focuses on identifying underperforming hotel properties that would benefit substantially from renovation and quality management. The Company, therefore, may acquire hotel properties that could benefit from renovations, including hotels requiring complete renovation. The Company intends to finance acquisitions and development through the offering of the Securities or other follow-on offerings, from borrowings under its available $125 million line of credit (the "Line of Credit"), from joint venture agreements and from the issuance of other debt or equity securities.

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its short taxable year ended December 31, 1994. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income. In connection with the Company's election to be taxed as a REIT, the Company's Articles of Incorporation (the "Articles of Incorporation") impose certain restrictions on the transfer and ownership of shares of Common Stock. See "Restrictions on Ownership of Common Stock." The Company has adopted the calendar year as its taxable year. The Articles of Incorporation limit consolidated indebtedness to 45% of the Company's investment in hotel properties, at its cost.

     The Company will contribute all of the net proceeds from the sale of the Securities offered hereby to the Partnership in exchange for units of partnership interest in the Partnership ("Units"). Unless the context otherwise requires, all references herein to the business and assets of the Company refer to Winston Hotels, Inc., the Partnership and their respective subsidiaries, on a consolidated basis.

     The Company's executive offices are located at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, and its telephone number is (919) 510-6010.

                                  RISK FACTORS

     In addition to the other information contained in, or incorporated by reference into, this Prospectus and any Prospectus Supplement, prospective investors should carefully consider the following factors in evaluating an investment in the Securities offered hereby.

DEVELOPMENT RISKS

     The Company is currently developing five hotel properties and intends to develop additional hotel properties as suitable opportunities arise. New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, and new project commencement risks such as competition for suitable development sites, receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of substantial development costs in connection with projects that are not pursued to completion. The Company anticipates that its development projects will be financed with the Line of Credit or other secured or unsecured financing. There can be no assurances, however, that the Company will complete the development of any projects it begins or that the development and construction activities will be completed in a timely manner or within budget. The Company also intends to rehabilitate existing hotel properties that the Company believes are underperforming and such rehabilitation projects will be subject to the same risks as development projects.

RISKS OF RAPID GROWTH

     Since the Company's May 1994 initial public offering (the "IPO"), the number and geographic dispersion of the Company's hotel properties has increased substantially. The Company's growth strategy contemplates additional hotel acquisitions that meet its investment criteria, as well as hotel development, further increasing the number and geographic dispersion of the hotel properties in which it owns interests. The Company's ability to grow depends upon the ability of the Lessee and any third-party manager retained by the Lessee to manage effectively the Hotels, as well as any additional hotels in which the Company invests. The Lessee's or its third-party managers' ability to operate additional hotels under Percentage Leases or under management agreements, with current staffing levels and office locations, may diminish as the Company acquires additional hotels. Such growth may require the Lessee to hire additional personnel, engage additional third-party managers, and operate in new geographic locations.

DEPENDENCE ON RENT PAYMENTS UNDER PERCENTAGE LEASES;
LIMITED FINANCIAL RESOURCES OF THE LESSEE

     The Company must rely on the Lessee, either directly or under contracts with managers such as IMIC and Promus, to generate sufficient cash flow from the operation of the Hotels to enable the Lessee to meet its rent obligations under the Percentage Leases. Ineffective operation of the Hotels may result in the Lessee being unable to pay rent to the Company and the Partnership as required under the Percentage Leases. The obligations of the Lessee under the Percentage Leases are unsecured. Other than inventory and working capital, the Lessee has only nominal assets in addition to its rights and benefits under the Percentage Leases. See "-- Hotel Industry Risks -- Competition."

ACQUISITION OF HOTELS WITH NO OPERATING HISTORY

     The Homewood Development Hotel, the Homewood Option Hotels and the hotels currently under development by the Company have no operating history. The Company and the Lessee have negotiated, or will negotiate, the Percentage Rent formulas for these hotels based on projections of occupancy and ADR for the area in which each of these hotels is or will be located. Consequently, the Company will be subject to risks that these hotels will not achieve anticipated occupancy or ADR levels. Similarly, during the start-up period, room revenues may be less than required to result in the payment of rent at levels that provide the Company with an attractive return on its investments.

LACK OF CONTROL OVER OPERATIONS OF THE HOTELS

     Neither the Company nor the Partnership can operate any hotel or participate in the decisions affecting the daily operations of any hotel. Either the Lessee under the Percentage Leases, or an operator such as IMIC and Promus under management agreements with the Lessee, will control the daily operations of the Hotels. Neither the Company nor the Partnership has the authority to require any hotel to be operated in a particular manner, or to govern any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if the Company's management believes the Hotels are being operated inefficiently or in a manner that does not result in anticipated rent payments to the Company or Partnership under the Percentage Leases, neither the Company nor the Partnership may require a change to the method of operation. The Company is limited to seeking redress only if the Lessee violates terms of the Percentage Leases, and then only to the extent of the remedies set forth therein.

HOTEL INDUSTRY RISKS

  Operating Risks

     The Hotels are subject to all operating risks common to the hotel industry. These risks include: competition from other hotels; past over-building in the hotel industry which has adversely affected occupancy and ADR; increases in operating costs due to inflation, which increases have not in recent years been, and may not necessarily in the future be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessee's ability to make lease payments and, therefore, the Company's ability to make expected distributions to shareholders. Further, decreases in room revenues of the Hotels will result in decreased revenues to the Company and the Partnership under the Percentage Leases and decreased Cash Available for Distribution (defined as net income (loss), excluding gains (or losses) from debt restructuring or sales of properties, plus depreciation and amortization and minority interest, minus capital expenditures and principal payments of indebtedness) to the Company's shareholders.

  Competition

     Competition for Guests. The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. As industry conditions continue to improve, new competing hotels may be opened in the Company's markets and in markets in which the Company may acquire hotels in the future.

     The Midscale (Without Food & Beverage) segment of the hotel industry, which includes Holiday Inn Express, Hampton Inn, Hampton Inn & Suites and Comfort Inn hotels, and the Upscale segment of the hotel industry, which includes Courtyard by Marriott and Homewood Suites, are experiencing a greater percentage increase in room supply than other segments of the industry. Room supply for the Midscale (Without Food & Beverage) segment grew 12.1% in 1995 and 14.7% in 1996, and room supply for the Upscale segment grew 4.4% in 1995 and 5.7% for 1996, each as compared to 1.2% in 1995 and 2.1% in 1996 for all U.S. hotels. Although growth in demand for Upscale hotels (4.5% in 1995 and 6.0% in 1996) exceeded growth in supply in each of these periods, respectively, growth in demand for Midscale (Without Food & Beverage) hotels (11.7% in 1995 and 12.0% in 1996) was less than growth in supply in each of these periods. Continued increases in supply could result in decreased ADR, occupancy and revenue per available room ("REVPAR") at the Company's hotels competing in the Midscale (Without Food & Beverage) and Upscale segments.

     Competition for Acquisitions. The Company competes for acquisition opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. Further, the Company faces competition for acquisition opportunities from other REITs and entities organized for purposes substantially similar to the Company's objectives, including entities which do not need to utilize a lessee to operate the hotel and who therefore may be able to offer a higher price to sellers than can the Company.

  Seasonality of Hotel Business

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality, and the structure of the Percentage Leases, which provide for a higher percentage of room revenues above stated equal quarterly levels to be paid as Percentage Rent, can be expected to cause fluctuations in the Company's quarterly lease revenues from the Percentage Leases. The lease revenues may vary by season as a result of the tiered, progressive formulas under which Percentage Rent is calculated.

  Concentration of Investments; Proximity to Coast

     Fourteen of the 35 Hotels are located in the State of North Carolina, with six of the Hotels located in the Raleigh/Durham, North Carolina area and three of the Hotels located in Wilmington, North Carolina. In the future, the Company could increase the concentration of its investments in North Carolina and, particularly, in the Raleigh/Durham area where the Company currently is developing two hotels. The concentration of the Company's investments in North Carolina could result in adverse events or conditions which affect those areas particularly, such as increases in room supply, a hurricane or other natural disaster, having a more significant negative effect on the operation of the Hotels, and ultimately amounts available for distribution to shareholders of the Company, than if the Company's investments were geographically diversified.

     In addition to the Company's concentration of investment in North Carolina, three of the Hotels are located in the metropolitan Atlanta area. The Company also currently is developing a Homewood Suites hotel in Alpharetta, Georgia, a suburb of Atlanta. The concentration of the Company's investments in one metropolitan area can result in adverse events or conditions that affect that metropolitan area having a more significant negative effect on the operations of the Hotels and, ultimately, amounts available for distribution to shareholders of the Company.

     Several of the Hotels are located near the Atlantic Ocean and are exposed to more severe weather than hotels located inland. These Hotels are also exposed to salt water and humidity, which result in increased or more rapid wear on the hotels' weatherproofing and mechanical, electrical and other systems. As a result, the Company may incur additional expenditures for capital improvements.

  Emphasis on Hampton Inn and Comfort Inn Hotels

     Fifteen of the 35 Hotels are operated as Hampton Inn hotels; one is operated as a Hampton Inn & Suites hotel; nine are operated as Comfort Inn hotels; and two are operated as Comfort Suites hotels. The Company is subject to risks inherent in concentrating investments in these franchise brands, such as a decrease in business because of adverse publicity related to the brands.

  Operating Costs and Capital Expenditures; Hotel Renovation

     Hotels have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of the Percentage Leases, the Company and the Partnership are obligated to pay the cost of certain capital expenditures at the Hotels and to pay for furniture, fixtures and equipment. Franchisors may also require periodic capital improvements to the Hotels as a condition of retaining the franchise licenses. If these expenses exceed the Company's estimate, the additional cost could have an adverse effect on Cash Available for Distribution per share of Common Stock. In addition, the Company intends to invest selectively in hotels that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

CONFLICTS OF INTEREST

     Because of the ownership in and positions with the Company and the Lessee of affiliates of Charles M. Winston and Robert W. Winston, III, there are inherent conflicts of interest in the ongoing lease and operation of the Hotels.

  No Arm's Length Bargaining on Percentage Leases and Purchase Contracts for Hotels Owned by Winston Affiliates

     The terms of the Percentage Leases and the contracts pursuant to which the Partnership acquired ten hotels in connection with the IPO (the "Initial Hotels") and four other hotels (the "Affiliate Acquisition Hotels") in the past from affiliates of Charles M. Winston and Robert W. Winston, III were not negotiated on an arm's length basis. The Company believes, however, that the terms of such agreements are fair to the Company. The Independent Directors (directors who do not serve as officers or employees of the Company or its subsidiaries and are not affiliates of any advisor to or lessee of any property of the Company) and the Company obtained separate, independent appraisals of each Affiliate Acquisition Hotel, each of which indicated a fair market value that was greater than the purchase price of the related Affiliate Acquisition Hotel. The Independent Directors determined that the acquisition of the Initial Hotels and the Affiliate Acquisition Hotels was in the best interests of the Company and its shareholders and approved the acquisition of such Hotels and the terms of the Percentage Leases. The Company does not own any interest in the Lessee. The Lessee is owned by Robert W. Winston, III, President and director of the Company, and John B. Harris, Jr., President and director of the Lessee. Because Mr. Winston is a director and shareholder of the Lessee, as well as an officer and director of the Company, there is a conflict of interest with respect to the enforcement and termination of the Percentage Leases.

  Conflicts Relating to Sale of the Initial Hotels and the Affiliate Acquisition Hotels

     The limited partners of the Partnership other than the Company (the "Limited Partners"), including Robert Winston and Charles Winston (President and Chairman of the Board of the Company, respectively), may have unrealized gain in their interests in the Initial Hotels and the Affiliate Acquisition Hotels. The Partnership's sale of any of those Hotels may cause adverse tax consequences to the Limited Partners. Therefore, the interests of the Company and the Limited Partners could conflict in connection with the disposition of one or more of those 14 Hotels. However, decisions with respect to the disposition of all hotel properties in which the Company invests will be made by a majority of the Board of Directors, which majority must include a majority of the Independent Directors when the disposition involves an Initial Hotel or an Affiliate Acquisition Hotel.

DEPENDENCE ON MANAGEMENT

     The Company is dependent upon the efforts and expertise of its executive officers for its day-to-day operations and strategic business direction. The loss of their services could have an adverse effect on the operations of the Company.

REAL ESTATE INVESTMENT RISKS

  General Risks

     The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the ability of the Lessee, or an operator such as IMIC or Promus, to operate the Hotels in a manner sufficient to maintain or increase revenues, to generate sufficient income in excess of operating expenses and to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and adverse changes in zoning laws, many of which are beyond the control of the Company.

  Illiquidity of Real Estate

     Real estate investments are relatively illiquid. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. Also, no assurances can be given that the market value of any of the Hotels will not decrease in the future.

  Environmental Matters

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. In connection with the ownership of the Hotels, the Company, the Partnership, the Lessee or any third-party manager, as the case may be, may be potentially liable for any such costs. Phase I environmental site assessments ("ESAs") were obtained on all of the Hotels prior to their acquisition. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESA reports have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. However, these reports may not reveal all environmental conditions, liabilities or compliance concerns. Further, there may be material environmental conditions, liabilities or compliance concerns that arose at a Hotel after the related Phase I ESA report was completed of which the Company is otherwise unaware.

  Uninsured and Underinsured Losses

     Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner on real property assets. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, and other acts of God, that may be uninsurable or not economically insurable. The Company's Board of Directors will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Certain factors, including inflation, changes in building codes and ordinances and environmental considerations, also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

  Compliance with Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in other governmental rules and regulations or enforcement policies affecting the use and operation of the Hotels, including changes to building codes and fire and life safety codes, may occur. If the Company were required to make expenditures to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make distributions to its shareholders could be adversely affected.

  Fluctuations in Property Taxes

     Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make distributions to its shareholders would be adversely affected.

RISKS OF LEVERAGE

     All indebtedness incurred by the Company under the Line of Credit matures on November 1, 1998 (the "Maturity Date"). There can be no assurance that the Company will be able to extend or refinance any outstanding indebtedness under the Line of Credit on the Maturity Date or that the terms of any refinancings or extensions would be as favorable to the Company as the existing terms of the Line of Credit. The Line of Credit is secured by 28 Hotels, which will increase as the Company elects to fully utilize the $125 million maximum amount available under the Line of Credit. If the Company is unable to obtain favorable refinancing of its outstanding indebtedness at the Maturity Date or an extension of the Line of Credit, it could be required to liquidate one or more Hotels or lose one or more Hotels to foreclosure, either of which would result in financial loss to the Company. If the Company's cash flow from the Hotels securing the Line of Credit decreases such that the Company's borrowing availability under the Line of Credit (the "Line Availability") is less than the amount outstanding under the Line of Credit, the Company must either (i) provide additional collateral to increase the Line Availability or (ii) repay the excess of the amounts outstanding under the Line of Credit over the Line Availability.

     The Line of Credit generally bears interest at the variable rate of LIBOR plus 1.75%. Economic conditions could result in higher overall interest rates, which could increase debt service requirements on variable rate debt and could reduce the amount of Cash Available for Distribution.

     There can be no assurances that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates, which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS

     All of the Hotels are subject to franchise agreements. The Lessee holds the franchise licenses for the Hotels. The Company guarantees the Lessee's obligations to make franchise license payments under the franchise licenses for the Hotels. Certain franchisors are requiring certain of the Hotels to be operated under conditional franchise licenses, subject to completion of certain capital improvements prior to issuance of a permanent license. Failure to complete the improvements in a manner satisfactory to a franchisor could result in the cancellation of a franchise agreement. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise agreements. The continuation of the franchises is subject to specified operating standards and other terms and conditions. Franchisors typically periodically inspect licensed properties to confirm adherence to operating standards. The failure of a hotel to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise, or to operate the Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

RISKS ASSOCIATED WITH HOMEWOOD DEVELOPMENT HOTEL

     The Company has agreed to acquire the Homewood Development Hotel from Promus shortly after such hotel is completed. Under the terms of the Company's agreement with Promus, the Homewood Development Hotel will be built to specifications set forth in that agreement. The Company's obligation to purchase the Homewood Development Hotel is contingent upon the hotel meeting the applicable construction specifications. Because the Homewood Development Hotel is currently under development, there can be no assurances that such will be completed to the specifications to which the Company has agreed, and, therefore, there can be no assurances that the Company will acquire such hotel. In addition, the Company's agreement to purchase the Homewood Development Hotel is subject to the hotel's completion by a date specified in the agreement between the Company and Promus. There can be no assurances that the Homewood Development Hotel will be completed by such specified date, and, therefore, there can be no assurances that the Company will acquire the Homewood Development Hotel.

EFFECT OF MARKET INTEREST RATES ON PRICE OF THE SECURITIES

     One of the factors that may influence the price of the Securities in public trading markets will be the annual yield from distributions by the Company on the Common Stock and the annual yield on the Preferred Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Securities.

ABILITY OF BOARD OF DIRECTORS TO CHANGE CERTAIN POLICIES

     The major policies of the Company, including its policies with respect to acquisitions, development, financing, growth, operations, debt capitalization and distributions are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. The Company cannot change its policy of limiting consolidated indebtedness to 45% of its investment in hotel properties, at cost, without the approval of the holders of a majority of the outstanding shares of Common Stock voting on such matter. The approval of two-thirds of the number of shares of Common Stock entitled to vote thereon is necessary to change the Company's policy of seeking to maintain its qualification as a REIT.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

  Ownership Limitation

     The Ownership Limitation (as hereinafter defined), which provides that no shareholder may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding acquisition of control of the Company by a third party without the approval of the Board of Directors.

  Authority to Issue Preferred Stock

     The Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of Preferred Stock and to establish the preferences and rights of any shares of Preferred Stock issued. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest.

  North Carolina Anti-Takeover Statutes

     As a North Carolina corporation, the Company is subject to various statutes which impose restrictions and require procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. See "Description of Capital Stock -- North Carolina Anti-Takeover Statutes."

TAX RISKS

  Failure to Qualify as a REIT

     The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") that it qualifies as a REIT, it previously has received, and will receive at the closing of an offering of the Securities, an opinion of its counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. See "Federal Income Tax
Considerations -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently operates and intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of shareholders holding at least two-thirds of the Common Stock entitled to vote thereon, to revoke the REIT election. See "Federal Income Tax Considerations."

  REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt

     In order to qualify as a REIT, the Company generally is required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

     The Company has made, and intends to continue to make, distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Partnership, and the Company's Cash Available for Distribution consists primarily of its share of cash distributions from the Partnership and lease revenue under the Percentage Lease for the Hotel owned by the Company directly. Differences in timing between the recognition of taxable income and the receipt of Cash Available for Distribution due to the seasonality of the hospitality industry could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the tax characterization of distributions. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

     Distributions by the Partnership are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of the Partnership's Cash Available for Distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

 Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes, Impact on REIT Status

     The Company previously has received, and will receive at the closing of an offering of Securities, an opinion of its counsel stating that the Partnership will be classified as a partnership, and not as a corporation or as an association taxable as a corporation, for federal income tax purposes. If the Service were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, the Company likely would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Partnership would reduce substantially the amount of Cash Available for Distribution from the Partnership to the Company and its shareholders. See "Federal Income Tax Considerations -- Tax Aspects of the Partnership."

OWNERSHIP LIMITATION

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder of the Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant of the Company, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation prohibit ownership of more than 9.9% of the outstanding shares of any class of the Company's stock by any shareholder and its affiliates (including the affiliates of Charles M. Winston and Robert W. Winston, III), without Board approval, subject to adjustment as described below. See "Restrictions on Ownership of Common Stock." Generally, the capital stock owned by related or affiliated shareholders will be aggregated for purposes of the Ownership Limitation (as hereinafter defined). The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their shares. See "Federal Income Tax
Considerations -- Requirements for Qualification."

POSSIBLE ADVERSE EFFECTS OF SHARES AVAILABLE FOR FUTURE SALE UPON PRICES OF COMMON STOCK

     The Company may elect to issue up to 1,705,596 shares of Common Stock to holders of Units ("Unitholders") on a one-for-one basis upon the Unitholders' exercise of redemption rights they have with respect to the Units. All of the Unitholders will have certain registration rights with respect to the shares of Common Stock received by them upon redemption of their Units. The Company may also issue additional shares of Common Stock upon acquisition by the Company of Homewood Suites hotels pursuant to an agreement with Promus. No prediction can be made as to the effect, if any, that future sales of such shares of Common Stock, the availability thereof for future sale, or the existence of such registration rights may have upon the market price of the Common Stock, from time to time, or upon the Company's ability to sell additional shares of Common Stock in the future.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's (or its predecessor's) consolidated ratios of earnings to fixed charges for the six months ended June 30, 1997, and for each of the last five fiscal years. There was no Preferred Stock outstanding for any of the periods shown below. Accordingly, the ratio of earnings to fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.

                                    PREDECESSOR ENTITIES                         THE COMPANY
                               ------------------------------   ----------------------------------------------
                                YEAR ENDED                                         YEAR ENDED
                               DECEMBER 31,   JANUARY 1, 1994    JUNE 2, 1994     DECEMBER 31,    SIX MONTHS
                               ------------     TO JUNE 2,      TO DECEMBER 31,   ------------       ENDED
                               1992    1993        1994              1994         1995    1996   JUNE 30, 1997
                               ----    ----   ---------------   ---------------   ----    ----   -------------
Ratio of earnings to fixed
  charges:(1)................  1.05    1.48        1.46             15.09         4.44    5.85       4.58

---------------

(1) The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of Line of Credit fees, amortization of interest rate caps and loan commitment fees.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company will contribute the net proceeds from the sale of the Securities to the Partnership in exchange for Units having characteristics similar to those of the Securities, and the Partnership expects to use such net proceeds for various purposes, which may include the acquisition of additional hotel assets, the repayment of outstanding indebtedness, the improvement and/or expansion of one or more of its hotel properties or for working capital purposes. Prior to utilization, the net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which investments are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                              DISTRIBUTION POLICY

     In order to maintain its qualification as a REIT, the Company must distribute to its shareholders at least 95% of its annual taxable income (which does not include net capital gains). While future distributions paid by the Company will be at the discretion of the Board of Directors of the Company and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the Board of Directors of the Company deems relevant, it is the present intention of the Company to pay regular quarterly distributions.

                          DESCRIPTION OF CAPITAL STOCK

     Under the Articles of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The description of the Company's capital stock set forth below describes certain general terms and provisions of the capital stock to which any Prospectus Supplement may relate. The following description does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

COMMON STOCK

     Under the Articles of Incorporation, the Company has authority to issue up to 50,000,000 shares of Common Stock. Under North Carolina law, shareholders generally are not responsible for the Corporation's debts or obligations. At August 29, 1997, the Company had outstanding 16,194,480 shares of Common Stock.

     The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. Upon issuance and delivery against payment therefor, all shares of Common Stock offered hereby will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

     The Common Stock is subject to certain restrictions upon the ownership and transfer thereof which were adopted for the purpose of enabling the Company to preserve its status as a REIT. For a description of such restrictions, see "Restrictions on Ownership of Common Stock."

     The Common Stock currently is traded on the NYSE under the symbol "WXH". The transfer agent and registrant for the Company's Common Stock is Wachovia Bank, N.A., Winston-Salem, North Carolina. The Company will apply to the NYSE or any securities exchange on which the Common Stock is listed to list any additional shares of Common Stock to be sold pursuant to any Prospectus Supplement.

PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of Preferred Stock from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

     The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share;
(3) any maturity date; (4) any mandatory or optional redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; and (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company's qualification as a REIT under the Code. Upon issuance and delivery against payment therefor, all shares of the Preferred Stock offered hereby will be duly authorized, fully paid and non-assessable.

     The Preferred Stock will be subject to certain restrictions upon the ownership and transfer thereof for the purpose of enabling the Company to preserve its status as a REIT. See "Restrictions on Ownership of Common Stock."

ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

  Number of Directors; Removal; Filling Vacancies

     The Articles of Incorporation and Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire Board of Directors. At all times a majority of the Directors shall be Independent Directors, except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. The shareholders shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. The Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that Independent Directors shall nominate and approve directors to fill vacancies created by Independent Directors. Accordingly, the Board of Directors could temporarily prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees. Any director so elected shall hold office until the next annual meeting of shareholders.

     A director may be removed with or without cause by the vote of the holders of 75% of the outstanding shares at a special meeting of the shareholders called for the purpose of removing him.

  Limitation of Liability; Indemnification

     The Articles of Incorporation provide that to the maximum extent that North Carolina law in effect from time to time permits limitation of liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for money damages.

     The Articles of Incorporation provide that the Company shall, to the fullest extent permitted by North Carolina law, indemnify any director, officer, employee or agent against any expense incurred by such person if the disinterested directors, the shareholders or independent legal counsel determine that such person conducted himself in good faith and (a) reasonably believed, in the case of conduct in his official capacity with the Company, that his conduct was in its best interest and in all other cases, that his conduct was at least not opposed to the Company's best interest and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     Any indemnification by the Company pursuant to the provisions of the Articles of Incorporation described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and, therefore, unenforceable.

  Amendment

     Except as otherwise required by the Articles of Incorporation or by law, the Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, with the shareholders voting as a voting group with one vote per share. The Company's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of Common Stock.

NORTH CAROLINA ANTI-TAKEOVER STATUTES

     In addition to certain of the Articles of Incorporation provisions discussed above, North Carolina has adopted a series of statutes that may deter takeover attempts or tender offers, including offers or attempts that might result in the payment of a premium over the market price for the Common Stock or that a shareholder might otherwise consider in its best interest.

     The Company is subject to the North Carolina Control Share Acquisition Act. The provisions of this Act are triggered upon the acquisition by a person of shares of voting stock of the Company that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Acquisition Act, the shares acquired in such a transaction that meet or exceed any of these thresholds ("Control Shares") have no voting rights until conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the Company and any employee of the Company who is also a director of the Company. If voting rights are conferred on the Control Shares, all shareholders of the Company have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares. The aggregate effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of the Company without negotiation with the Board of Directors.

     The North Carolina Shareholder Protection Act requires the affirmative vote of 95% of a corporation's voting shares to approve a "business combination" with any person that beneficially owns more than 20% of the voting shares of the corporation unless the fair price provisions of the Act are satisfied.

     "Business combination" is defined by the statute as any merger or consolidation of a corporation with or into any other corporation, or the sale or lease of all or any substantial part of the corporation's assets to, or any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets (except assets having an aggregate fair market value of less than five million dollars) of any other entity.

                   RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

     For the Company to qualify as a REIT under the Code, certain restrictions apply to the ownership of shares of capital stock. See "Federal Income Tax Considerations -- Requirements for Qualification." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Articles of Incorporation restrict the acquisition of shares of Common Stock (the "Ownership Limitation").

     The Ownership Limitation provides that, subject to certain exceptions specified in the Articles of Incorporation, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of Common Stock. The Board of Directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the Board of Directors is presented that ownership in excess of such amount will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of the Company. If shares in excess of the Ownership Limitation, shares which would cause the Company to be beneficially owned by fewer than 100 persons, shares which would cause the Company to be "closely held," or shares which would cause the Company to own 10% or more of a tenant of its property, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the shares.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to the Articles of Incorporation. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. All certificates representing shares of capital stock will bear a legend referred to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of the outstanding Common Stock and any shareholder requested by the Company must file an affidavit with the Company containing the information specified in the Articles of Incorporation with respect to their ownership of shares within 30 days after January 1 of each year. In addition, each shareholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. The following discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK, INCLUDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT for federal income tax purposes.

     Hunton & Williams has acted as special tax counsel to the Company. Prior to issuing Common Stock or Preferred Stock, the Company expects to receive an opinion of Hunton & Williams as to its REIT qualification. Continued qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     The Company believes that it qualified to be taxed as a REIT for its taxable years ended December 31, 1994, December 31, 1995 and December 31, 1996, and that its organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1997 and in the future. Qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operation for any taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. See "-- Recently Enacted Legislation."

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The ownership of the Common Stock is sufficiently diverse to allow the Company to satisfy requirements (v) and (vi). In addition, the Company's Articles of Incorporation provide for restrictions regarding transfers of the Common Stock that are intended to assist the Company in continuing to satisfy the requirements described in clauses (v) and (vi) above.

     For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401 (a), however, is not considered an individual and the beneficiaries of trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company does not currently have any corporate subsidiaries, although it may have corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period that such corporation has been in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. See "-- Recently Enacted Legislation."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets and gross income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). See "-- Recently Enacted Legislation." The specific application of these tests to the Company is discussed below.

     Rent received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant".

     Pursuant to the Percentage Leases, the Lessee leases from the Partnership (or, in the case of the Company-Owned Hotel, the Company) the land, buildings, improvements, furnishings and equipment comprising the Hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the partnership (or, in the case of the Company-Owned Hotel, the Company) (i) the greater of a Base Rent or Percentage Rent and (ii) certain other Additional Charges. The Percentage Rent is calculated by multiplying fixed percentages by the gross room revenues for each of the Hotels. The Base Rent accrues and is required to be paid monthly. Although Percentage Rent is due quarterly, with respect to eleven of the Hotels, the Lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the Lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent paid by the Lessee with respect to such year. With respect to the other Hotels, the Lessee will be in default for the non-payment of Percentage Rent if it fails to pay, within 30 days of the end of each calendar quarter, the excess of Percentage Rent due and unpaid over the Base Rent paid year to-date with respect to such quarter.

     In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the Partnership (or, in the case of the Company-Owned Hotel, the Company) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessee has the right to the exclusive possession, use, and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities and structural elements, and dictates how the Hotels are operated, maintained, and improved,
(iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, property and casualty insurance, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Company or the Partnership, as applicable, under each Percentage Lease), (v) the Lessee benefits from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage to or destruction of a Hotel, the Lessee is at economic risk because it is obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, or (B) to offer to purchase the Hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds, (vii) the Lessee has indemnified the Partnership (or, in the case of the Company-Owned Hotel, the Company) against all liabilities imposed on the Partnership (or, in the case of the Company-Owned Hotel, the Company) during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels, (B) the Lessee's use, management, maintenance or repair of the Hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessee, (D) taxes and assessments in respect of the Hotels (other than real estate or personal property taxes), or (E) any breach of the Percentage Leases or of any sublease of a Hotel by the Lessee, (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels, (x) the Company or the Partnership, as applicable, cannot use the Hotels concurrently to provide significant services to entities unrelated to the Lessee, and (xi) the total contract price under the Percentage Leases does not substantially exceed the rental value of the Hotels for the term of the Percentage Leases.

     If the Percentage Leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnership or the Company receives from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     In order for the Rent to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel, must not be greater than 15% of the Rent received under she applicable Percentage Lease. The Rent attributable to the personal property in a Hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Adjusted Basis Ratio for each Hotel has not exceeded 15%. In no event will the Partnership or the Company acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service will not assert that the personal property acquired by the Partnership or the Company had a value in excess of its appraised value, or that a court will not uphold such assertion. If such a challenge were successfully asserted, the Adjusted Basis Ratio could exceed 15% as to one or more of the Hotels, which in turn potentially could cause the Company to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rent as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Because the Percentage Rent is based on fixed percentages of the gross room revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the term of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     A third requirement for qualification of the Rent as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of the Lessee. The constructive ownership rules of the Code generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company does not actually own any stock of the Lessee. Various Winston Affiliates, which indirectly own interests in the Lessee, may acquire Common Stock by exercising their Redemption Rights. The Partnership Agreement, however, provides that if, upon a redemption of Units, the Company would own, actually or constructively, 10% or more of any tenant, the Company must redeem the Units for cash rather than Common Stock. The Articles of Incorporation likewise prohibit any person from owning, actually or constructively, 9.9% or more of the Company. Thus, the Company should never own, actually or constructively, 10% or more of the Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not lease any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of shares of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

     A fourth requirement for qualification of the Rent as "rents from real property" is that neither the Company nor the Partnership can furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Company and the Partnership do not perform, and will not perform, any services other than customary ones for the Lessee. Furthermore, the Company has represented that, with respect to each other hotel property that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rent likely would be disqualified as "rents from real property" because the Company and the Partnership would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If a portion of the Rent from a particular Percentage Lease does not qualify as "rents from real property" because the Rent attributable to personal property with respect to such Percentage Lease exceeds 15% of the total Rent for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If the Rent attributable to personal property that is nonqualifying income, plus any other nonqualifying income, during a taxable year exceeds 5% of the Company's gross income during such year, the Company would lose its REIT status. In addition, if the Rent does not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on the income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels other than through a qualifying independent contractor, none of the Rent would qualify as "rents from real property". In that case, the Company likely would lose its REIT status because it would be unable to satisfy both the 75% and 95% gross income tests.

     In addition to the Rent, the Lessee is required to pay to the Company or the Partnership, as applicable, the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest accrued on the late payment of the Rent or the Additional

Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). See "-- Recently Enacted Legislation." The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such, building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company with respect to such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     The Company has entered into interest rate cap agreements to eliminate its exposure to increases in interest rates under the Line of Credit. In the future, the Company or the Partnership may, from time to time, enter into other hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into interest rate swap or cap contracts, such as the interest rate cap agreements entered into by the Company in February 1995, to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contracts should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. See "-- Recently Enacted Legislation."

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "-- Taxation of the Company", even if those relief provisions apply, a 100% tax would be imposed with respect to the net income attributable to the greater of the amounts by which the Company failed the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test. See "-- Recently Enacted Legislation."

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of the mortgage does not exceed the value of the associated real property, and shares of stock in other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership or the stock of a subsidiary with respect to which the Company has held 100% of the stock at all times during the subsidiary's existence).

     For purposes of the asset tests, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its general partnership interest in the Partnership. The Company has represented that, at all relevant times, (i) at least 75% of the value of its total assets has been, and will be, represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it has not owned, and will not own, any securities that do not qualify for the 75% asset test (except for the stock of subsidiaries with respect to which it has held 100% of the stock at all times during the subsidiary's existence). In addition, the Company has represented that it will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it would be subject to tax on the amount it does not distribute at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution amount over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under certain of the Percentage Leases, the Lessee may defer payment of the excess of the Percentage Rent over the Base Rent paid by the Lessee for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, the Partnership still would be required to recognize as income the excess of the Percentage Rent over the Base Rent paid by the Lessee in the calendar year to which such excess relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less Cash Available for Distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirement

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company has complied and will continue to comply with such requirements. See "-- Recently Enacted Legislation."

  Partnership Anti-Abuse Rule

     The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"), that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or availed of in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are made out of the Company's current or accumulated earnings and profits, the Company's earnings and profits will be allocated first to the Preferred Stock and then to the Common Stock. There can be no assurances that the Company will have sufficient earnings and profits to cover distributions to holders of both the Preferred Stock and the Common Stock. As used herein, the term "U.S. shareholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. See "-- Recently Enacted Legislation." Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses will be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such) will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

     In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of the Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. Effective for sales or exchanges occurring after May 6, 1997, the maximum tax rate on net capital gains applicable to individuals is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides the Company with a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. In April 1996, the Service issued proposed regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. The proposed regulations would alter the technical requirements relating to backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See "-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock. However, the Ownership Limitation should prevent any Exempt Organization from owning more than 10% of the value of the Company's stock.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirement.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Because the Common Stock is publicly traded, no assurance can be given that the Company is or will continue to be a "domestically controlled REIT". In addition, a Non-U.S. Shareholder that owned (actually or constructively) 5% or less of the Company's outstanding Common Stock at all times during a specified testing period will not be subject to tax under FIRPTA if the Company's Common Stock is "regularly traded" on an established securities market (e.g., the Nasdaq Stock Market on which the Common Stock is currently traded). Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of foreign corporations).

OTHER TAX CONSEQUENCES

     The Company, the Partnership, and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

     The Company is entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Partnership intends to continue to be treated as a partnership under the Check-the-Box Regulations. In addition, the Company has represented that (a) the Partnership will not elect to be treated as an association taxable as a corporation for federal income tax
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

purposes under the Check-the-Box Regulations and (b) neither the Partnership nor any partner thereof was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the Partnership was under examination.

     A "publicly traded" partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See
"-- Requirements for Qualifications -- Income Tests." The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity's interest (direct or indirect) in the Partnership and (b) a principal purpose of the use of the flow-through entity is attributable to the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Partnership qualifies for the Private Placement Exclusion and that if the Partnership were considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     The Partnership has not requested, and does not intend to request, a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, prior to issuing Securities, the Company expects to obtain an opinion of Hunton & Williams that the Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. No assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes, as described below.

     If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

  Income Taxation of the Partnership and its Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704 (b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that Code section 704(c) requires otherwise with respect to the Contributed Hotels owned by the Partnership. In addition, gain on the sale of a Contributed Hotel owned by the Partnership will be specially allocated to the contributing Partner or Partners (including the Company, if applicable) to the extent of any "built-in" gain with respect to such Contributed Hotel for federal income tax purposes. The application of section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) its allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the Company), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. To the extent that the Partnership has acquired or will acquire, as the case may be, the Hotels in exchange for cash, the Partnership's initial basis in such Hotels for federal income tax purposes generally is or will be equal to the purchase price paid by the Partnership. The Partnership generally depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, the Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Partnership has acquired some of the Hotels in exchange for Units. In addition, the Company acquired one of the Hotels pursuant to a merger of the corporation that owned that Hotel into the Company. The Partnership's or the Company's, as the case may be, initial basis in such Hotels for federal income tax purposes should be the same as the transferor's basis in such Hotels on the date of acquisition by the Partnership. Although the law is not entirely clear, the Partnership and the Company generally depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method for allocating depreciation deductions attributable to the Contributed Hotels or other contributed properties that results in the Company receiving a disproportionate share of such deductions).

SALE OF THE COMPANY'S OR THE PARTNERSHIP'S PROPERTY

     Generally, any gain realized by the Company or the Partnership on the sale of property held by it for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of the Contributed Hotels will be allocated first to the partners who contributed those hotels under section 704(c) of the Code to the extent of such partners' "built-in gain" on those Hotels at the time of the disposition for federal income tax purposes. The contributing partners' "built-in gain" on the Contributed Hotels sold will equal the excess of the Contributing Partners' proportionate share of the book value of those Hotels as reflected in the Partnership's capital accounts over the Contributing Partners' adjusted tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the Contributed Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Board of Directors has adopted a policy to which the Winston Affiliates have consented that any decision to sell a Hotel will be made by a majority of the Independent Directors. See "Risk
Factors -- Conflicts of Interest."

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to acquire or hold or allow the Partnership to acquire or hold any property that constitutes inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

RECENTLY ENACTED LEGISLATION

     In August 1997, the U.S. Congress enacted, and the President signed into law, the Taxpayer Relief Act of 1997 (the "Act"), which modifies certain Code provisions relating to REIT qualification effective for taxable years beginning after the date of enactment of the Act. The provisions of the Act are summarized below and will apply to the Company effective January 1, 1998.

          1. 30% Gross Income Test. REITs no longer will be subject to the 30% gross income test.

          2. Hedging Instruments. Income and gain from the sale of all instruments entered into by a REIT to hedge interest rate risk with respect to debt incurred to acquire or carry real estate assets, including interest rate swap or cap agreements, options, futures and forward rate contracts, and other similar financial instruments, will be qualifying income for purposes of the 95% income test.

          3. Ownership. A REIT that fails to comply with the requirements for ascertaining the ownership of its shares in any taxable year will incur a penalty of $25,000 ($50,000 for intentional violations) instead of being disqualified as a REIT. A REIT that complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and does not have reason to know that it violated the 5/50 Rule will be deemed to have satisfied the 5/50 Rule for such taxable year.

          4. De Minimis Services Income. A REIT will be permitted to render a de minimis amount of impermissible services to its tenants, or manage or operate property, and treat the amounts received with respect to such property as "rents from real property," as long as the amount received with respect to the impermissible services or management does not exceed one percent of the REIT's gross income from the property.

          5. Credit for Tax Paid on Retained Capital Gains. A REIT will be able to elect to retain and pay income tax on its net long-term capital gain. In such a case, the REIT's shareholders would include in income their proportionate share of the undistributed long-term capital gain and would be deemed to have paid their proportionate share of the tax paid by the REIT. In addition, the shareholders' basis in their shares would be increased by the amount of the undistributed long-term capital gain included in their income, less the amount of tax paid by the REIT.

          6. Excess Noncash Income. Amounts includible in a REIT's income by reason of cancellation of indebtedness, and OID and coupon interest received by REITs in excess of related cash amounts, will not be subject to the 95% distribution requirement.

          7. Attribution of Ownership. For purposes of determining whether a tenant is a related party tenant or a person is an "independent contractor" within the meaning of Code section 856(c)(3), a partner's ownership only will be attributed to a partnership if the partner owns a 25% or greater interest in the capital or profits of the partnership.

          8. Earnings and Profits. Distributions by REITs of accumulated earnings and profits will be treated as made from the earliest accumulated earnings and profits, rather than the most recently accumulated earnings and profits. In addition, such distributions will not be treated as distributions for purposes of calculating the dividends paid deduction.

          9. Foreclosure Property. The Act lengthens the grace period for foreclosure property to the last day of the third full taxable year following the foreclosure property election, with the possibility that the Service could extend the grace period for an additional three years. A REIT will be able to revoke a foreclosure property election for any taxable year by filing a revocation on or before the due date for filing its REIT tax return. If a REIT revokes such an election, it may not make a foreclosure property election with respect to the property for any subsequent taxable year.

          10. Prohibited Transactions Safe Harbor. Property that is involuntarily converted will not count as a disposition of property under the prohibited transactions safe harbor.

          11. Shared Appreciation Mortgages. For purposes of the prohibited transactions safe harbor, if a REIT receives interest on a shared appreciation mortgage, the REIT will be treated as having held the property subject to the mortgage for at least four years if the property is sold within four years of the REIT's acquisition of the mortgage pursuant to a bankruptcy plan of the mortgagor, unless the REIT acquired the property with the intent to evict or foreclose or knew or had reason to know that the property would be sold in a bankruptcy proceeding.

          12. Qualified REIT Subsidiary. Any corporation wholly-owned by a REIT will be treated as a qualified REIT subsidiary, regardless of whether the corporation always has been owned by the REIT.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in or outside the United States to or through underwriters and also may sell Securities directly to other purchasers or through agents. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the initial public offering price, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any interdealer quotation system or securities exchanges on which the Securities may be listed.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement relating thereto. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities described in any applicable Prospectus Supplement if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is currently traded on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE or any other exchange on which the Common Stock is then traded, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock on the NYSE or an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

     Under agreements the Company may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995 and the period June 2, 1994 through December 31, 1994 and the financial statement schedule as of December 31, 1996; the balance sheets of the Lessee as of December 31, 1996 and 1995 and the statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995 and the period June 2, 1994 through December 31, 1994; the combined statements of income, equity and cash flows for the year ended December 31, 1995 of the Impac Acquisition Hotels (described in Note 1 to those financial statements); and the combined statements of income, capital deficiency and cash flows of the Initial Hotels (described in Note 1 to those financial statements) for the five months ended June 2, 1994; all incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Securities will be passed upon for the Company by King & Spalding, Atlanta, Georgia. In addition, the description of federal tax consequences contained in the Prospectus under the caption "Federal Income Tax Considerations" is based upon the opinion of Hunton & Williams, Richmond, Virginia. King & Spalding will rely on an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. with respect to all matters involving North Carolina law.

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    You should rely solely on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter has authorized anyone to provide you with different or additional information. This prospectus supplement and the accompanying prospectus are not an offer to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus are accurate only as of the date on the front cover of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of those securities.

                            ------------------------
                               TABLE OF CONTENTS

             PROSPECTUS SUPPLEMENT

Forward-Looking Information...............     i
Certain Definitions.......................     i
Prospectus Supplement Summary.............   S-1
Risk Factors..............................   S-7
Use of Proceeds...........................  S-17
Price Range of Common Stock and
  Distributions...........................  S-17
Capitalization............................  S-18
Federal Income Tax Consequences of our
  Status as a REIT........................  S-19
Underwriting..............................  S-39
Experts...................................  S-41
Legal Matters.............................  S-41
Incorporation of Certain Information by
  Reference...............................  S-41
Where You Can Find More Information.......  S-42

            ACCOMPANYING PROSPECTUS

Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     2
The Company...............................     4
Risk Factors..............................     6
Ratio of Earnings to Fixed Charges........    15
Use of Proceeds...........................    15
Distribution Policy.......................    15
Description of Capital Stock..............    16
Restrictions on Ownership of Common
  Stock...................................    18
Federal Income Tax Considerations.........    19
Plan of Distribution......................    36
Experts...................................    38
Legal Matters.............................    38

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                                2,750,000 SHARES

                             (WINSTON HOTELS LOGO)

                                  COMMON STOCK

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                                 RAYMOND JAMES

                              BB&T CAPITAL MARKETS

                                 MARCH 19, 2002

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